Exhibit D

i

Exhibit D

LIST OF TABLES

Table No. 1 Selected Brazilian Economic Indicators	D-2
Table No. 2 Principal 2020 Budget Assumptions	D-8
Table No. 3 Primary Balance of the Central Government	D-9
Table No. 4 Expenditures of the National Treasury by Function	D-10
Table No. 5 Principal 2021 Budget Assumptions	D-11
Table No. 6 Federal Public Debt Profile	D-12
Table No. 7 Annual Borrowing Plan 2020	D-12
Table No. 8 Brazilian Population Distribution by Age and Gender	D-14
Table No. 9 Social Indicators	D-15
Table No. 10 GDP at Current Prices - Demand Side	D-21
Table No. 11 GDP at Current Prices - Supply Side	D-21
Table No. 12 Real Growth (or Decline) at Current Prices by Sector	D-22
Table No. 13 Annual Changes in Industry Production	D-23
Table No. 14 Broad National Consumer Price Index (IPCA)	D-26
Table No. 15 Percentage Increases/Decreases in Monetary Base and Money Supply	D-27
Table No. 16 Foreign Exchange Transactions	D-28
Table No. 17 Commercial Exchange Rates	D-28
Table No. 18 Market Activity on B3	D-31
Table No. 19 Balance of Payments	D-32
Table No. 20 Principal Foreign Trade Indicators	D-33
Table No. 21 Exports by Region (FOB Brazil)	D-34
Table No. 22 Brazilian Exports (FOB)	D-35
Table No. 23 Exports (FOB Brazil)	D-36
Table No. 24 Imports by Region (FOB Brazil)	D-37
Table No. 25 Brazilian Imports (FOB)	D-38
Table No. 26 Imports (FOB Brazil)	D-38
Table No. 27 Foreign Direct and Portfolio Investment in Brazil	D-39
Table No. 28 External Financing Needs	D-40
Table No. 29 International Reserves (International Liquidity Metric)	D-40
Table No. 30 International Reserves (Cash Metric)	D-41
Table No. 31 Public Sector Borrowing Requirements	D-43
Table No. 32 Public Sector Debt	D-48
Table No. 33 Federal Public Debt Indicators	D-49
Table No. 34 Federal Public Debt Results and Annual Borrowing Plan 2019	D-50
Table No. 35 External Public Debt Buyback Program	D-51
Table No. 36 External Federal Public Debt	D-52
Table No. 37 External Direct Debt of the Federal Government	D-54
Table No. 38 External Debt Guaranteed by the Federal Government	D-57
Table No. 39 Internal Securities Debt of the Republic	D-58

ii

INTRODUCTION

In this report, references to “dollars”, “U.S. Dollars”, “US$” and “$” are to United States dollars, and references to “Real”, “Reais” and “R$” are to Brazilian Reais. References herein to “nominal” data are to data expressed in Reais that have not been adjusted to inflation, and references to “real” data are to data expressed in Reais that have been adjusted to inflation. The fiscal year of the federal government of Brazil (the “Federal Government”) ends December 31 of each year. The fiscal year ended December 31, 2019 is referred to herein as “2019”, and other years are referred to in a similar manner. Tables herein may not add up due to rounding.

The information included herein reflects the most recent information available at the time of filing.

MAP OF BRAZIL

BRAZIL
ATLANTIC OCEAN
VENEZUELA
COLOMBIA
ECUADOR
PERU
BOLIVIA
PARAGUAY
CHILE
ARGENTINA
URUGUAY
PACIFIC OCEAN
SOUTH ATLANTIC OCEAN

SUMMARY

The following is a summary of Brazil’s economic indicators for the period 2015-2019. The following summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere herein.

Table No. 1

Selected Brazilian Economic Indicators

	2015		2016		2017		2018		2019
Gross Domestic Product (“GDP”):
(in billions of current R$)	R$	5,995.8	R$	6,269.3	R$	6,583.3	R$	6,889.2	R$	7,256.9
(in US$ billions current prices) (1)	US$	1,796.2	US$	1,800.1	US$	2,062.5	US$	1,884.8	US$	1,839.3
Real GDP Growth (2)		(3.6)%		(3.3)%		1.3%		1.3%		1.1%
Population (millions) (3)		204.5		206.1		207.7		208.5		210.1
GDP Per Capita (in US$ billions current prices)	US$	8,827.4	US$	8,774.4	US$	9,973.2	US$	9,039.8	US$	8,752.4
Unemployment Rate (4)		8.5%		11.5%		12.7%		11.6%		11.9%
IPCA Rate (5)		10.7%		6.3%		3.0%		3.8%		4.3%
IGP-DI Rate (6)		11.2%		6.6%		(0.3)%		6.8%		7.7%
Nominal Exchange Rate Change (7)		47.0%		(16.5)%		1.5%		17.1%		4.0%
Domestic Real Interest Rate (8)		2.4%		7.3%		6.8%		2.6%		1.6%
Balance of Payments (in US$ billions)
Exports		190.1		184.3		218.1		239.5		225.8
Imports		172.4		139.7		154.1		186.5		185.0
Current Account		(54.5)		(24.2)		(15.0)		(41.5)		(49.5)
Capital and Financial Account (net)		0.5		0.3		0.4		0.4		0.4
Overall Balance (Change in Reserves)		(56.2)		(15.7)		(9.9)		(42.4)		(51.5)
Reserve Assets		(1.6)		(9.2)		(5.1)		(2.9)		26.1
Total Official Reserves		368.7		372.2		382.0		387.0		366.9
Public Finance (% of GDP) (9)
Central Government Primary Balance (10)		2.0%		2.5%		1.8%		1.7%		1.2%
Consolidated Public Sector Primary Balance (11)		1.9%		2.5%		1.7%		1.6%		0.9%
Federal Public Debt (in R$ billions)
Domestic Federal Public Debt (DFPD or DPMFi)	R$	2,650.2	R$	2,986.4	R$	3,435.5	R$	3,728.9	R$	4,083.2
External Federal Public Debt (EFPD or DPFe)	R$	142.8	R$	123.8	R$	123.8	R$	148.2	R$	165.7
Federal Public Debt as % of Nominal GDP		46.6%		49.7%		54.1%		56.3%		58.5%
Total Federal Public Debt (in R$ billions) (12)	R$	2,793.0	R$	3,112.9	R$	3,559.3	R$	3,877.1	R$	4,248.9
General Government Gross and Net
General Government Gross Debt (GGGD or DBGG) (in R$ billions) (13)	R$	3,927.5	R$	4,378.5	R$	4,854.7	R$	5,272.0	R$	5,500.1
DBGG as % of GDP		65.5%		69.8%		73.7%		76.5%		75.8%
Public Sector Net Debt (NPSD or DLSP) (in R$ billions) (14)	R$	2,136.9	R$	2,892.9	R$	3,382.9	R$	3,695.8	R$	4,041.8
DLSP as % of GDP		35.6%		46.1%		51.4%		53.7%		55.7%

Note: Numbers may not total due to rounding

(1)	Converted into U.S. dollars based on the weighted average exchange rate for each applicable year.
(2)	Cumulative over four quarters per year.
(3)	Estimated.

(4)	Annual average unemployment rate.
(5)

Broad National Consumer Price Index (Índice de Preços ao Consumidor Amplo or “IPCA”), as reported by the National Bureau of Geography and Statistics (Fundação Instituto Brasileiro de Geografia e Estatística or “IBGE”)

(6)

The General Price Index-Domestic Supply (Índice Geral de Preços-Disponibilidade Interna or “IGP-DI”) is one of multiple inflation indicators used in Brazil (IGP-DI being one of the most widely used). The IGP-DI is calculated by the Getúlio Vargas Foundation, an independent research organization.

(7)	Year-over-Year percentage change of the nominal exchange rate: (+) depreciation or (-) appreciation of the Real against the U.S. Dollar (sell side).
(8)	“Domestic Real Interest Rate” represents the accumulated Selic (Sistema Especial de Liquidação e Custódia or “Selic”) rate, adjusted to exclude effects of IPCA.
(9)

Calculated using the “below the line” financial method, with respect to changes in the public sector’s total net debt (domestic or external). Surpluses are represented by negative numbers and deficits are represented by positive numbers.

(10)

“Central Government” includes (i) the National Treasury (Secretaria do Tesouro Nacional), (ii) the Social Security System (Sistema da Previdência Social) and (iii) the Central Bank. “Primary Balance” represents revenues minus expenditures, excluding interest expenditures on public debt.

(11)

“Consolidated Public Sector” includes (i) the Central Government, Regional Governments (including state and municipal governments) and (ii) the state-owned enterprises, with the exception of Petróleo Brasileiro S.A.—Petrobras (“Petrobras”) and Centrais Elétricas Brasileiras
S.A.—Eletrobras (“Eletrobras”). “Primary Balance” represents revenues minus expenditures, excluding interest expenditures on public debt.

(12)	Total Federal Public Debt, as reported by the National Treasury.
(13)

“General Government Gross Debt” (“General Government Gross Debt” or “GGGD”) defined as private and public sector financial debt of the federal, state and municipal governments, with the exception of (i) state-owned company debt (at all government levels) and (ii) Central Bank liabilities.

(14)

“Public Sector Net Debt” (“Public Sector Net Debt” or “PSND”) refers to total liabilities of the non-financial public sector (as deducted from public sector financial assets held by (i) non-financial private agents, (ii) public financial agents and (iii) private financial agents. PSND includes Central Bank assets and liabilities including international reserves and the monetary base.

Source: IBGE; Getúlio Vargas Foundation; Central Bank; National Treasury.

RECENT DEVELOPMENTS

COVID-19 DEVELOPMENTS

Since December 2019, infections attributable to a novel form of coronavirus (commonly referred to as COVID-19) have been reported around the world. On March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a pandemic. Measures to mitigate the spread and intensity of the outbreak have been undertaken by governments around the world, including mandatory quarantines, travel restrictions, social distancing and curtailment or suspension of economic and other forms of activity.

As of August 9, 2020, Brazil had 3,035,422 confirmed cases of coronavirus, of which 101,049 were fatal. To date, Brazil has adopted several measures in response to the COVID-19 outbreak aimed at preventing mass contagion and overcrowding of Brazilian health service facilities, including, among other things, granting decision-making authority to local governmental entities (i.e., states and municipalities) with respect to measures to be taken in response to the outbreak and the coordination of repatriation flights for Brazilian residents abroad. Brazilian states and municipalities have taken extensive measures to limit the spread of the outbreak, including severe restrictions on business and economic activity.

The Republic has adopted several stimulus measures in reaction to the COVID-19 crisis. These measures currently amount to R$1,249.7 billion and are expected to increase the primary deficit of the Central Government in 2020 by R$521.3 billion. These measures, as currently approved or proposed, include, among other things, (i) granting financial aid to vulnerable populations and workers, (ii) allocating resources for medical treatment of our citizens and investing in appropriate protective gear, (iii) adopting measures to support cash flows of Brazilian companies, (iv) granting support to local governments and (v) strengthening and increasing credit lines to individuals and companies.

Specific measures with respect to supporting vulnerable populations and workers include, among other things:

•	financial grants of R$600 per month, for a period of 5 months, to informal workers, individual micro-entrepreneurs (microempreendedor individual) and low income families;

•	expansion of the Bolsa Família program;

•	payment of electricity bills for low income families; and

•	a mandatory pause in medication price increases.

Specific measures with respect to funding of medical treatment and investment in adequate protection of our citizens include, among other things, the opening of new credit lines or the increase of existing credit lines:

•	to governmental institutions and organizations specifically for purposes of carrying out COVID-19 measures;

•	for research and development of COVID-19 related vaccines; and

•	to provide support to Brazilian nationals living abroad.

In addition, imported medical products will be subject to zero tax rates.

Specific measures with respect to supporting cash flow positions of Brazilian companies include, among other things:

•	grace periods or delayed timelines on the payment of social security contributions and tax obligations; and

•	enacting temporary administrative regimes aimed at increasing flexibility in the labor market, including with regard to hiring and debt negotiations.

Specific measures with respect to granting support to local governments include, among other things:

•	suspension of debt payments owed to the Federal Government (R$35.3 billion);

•	rescheduling of debt payments owed to public sector financial institutions (R$13.9 billion);

•	securitization of debts guaranteed by private and public sector financial institutions (R$20 billion);

•	deferment of PIS/PASEP (as defined below) and tax sharing due by local governments pursuant to the Employee Severance Fund (Fundo de Garantia do Tempo de Serviço or “FGTS”) (R$3.9 billion);

•	transfers for payment of health expenditures (R$23.5 billion);

•	additional financial aid granted to state and municipal funds (R$16 billion); and

•	other direct transfers (R$60.2 billion).

The current support package to local governments and subnational entities amounts to R$205.3 billion, of which R$120.2 billion relates to measures with an impact on the primary balance and R$85.1 billion relates to measures without an impact on the primary balance. This support package was approved by Congress and ratified by the President on May 28, 2020.

The Brazilian Central Bank has also put in place a liquidity package of R$3.0 trillion with the aim of supporting the liquidity of the Brazilian financial system through the COVID-19 crisis. The liquidity package includes, among other things, (i) the reduction of Brazilian banks’ reserve requirements imposed by the Central Bank, (ii) the granting of collateralized loans to Brazilian financial institutions and (iii) a repurchase program targeted at Brazilian Global Bonds currently outstanding in the market.

In light of the COVID-19 crisis, the official GDP forecast for 2020 was set at -4.7% on July 22, 2020. The COVID-19 related GDP revision is mainly due to forecasted (i) contraction in global economic growth, (ii) negative impacts on international trade and related supply chains, (iii) impacts on domestic supply chains, (iv) negative impacts on financial market conditions and (v) impacts of social distancing policies. If the COVID-19 crisis continues, the GDP forecast may be further revised.

On April 17, 2020, the Senate approved a proposal for a constitutional amendment referred to as the War Budget (Orçamento de Guerra). The aim of the War Budget is to simplify budget execution rules during the COVID-19 pandemic, allowing for expedited authorizations of (i) government purchases, (ii) construction projects, (iii) hiring of personnel and (iv) contracting with temporary service providers. The War Budget law was enacted by Congress on May 7, 2020.

In light of the COVID-19 crisis, the United States implemented a travel ban, effective as of May 26, 2020 and currently in place, on foreigners who have been in Brazil at any time during the 14 days prior to the date they are scheduled to enter the United States.

The consequences of the current COVID crisis could affect other aspects of the Brazilian economy and financial system in 2020 and beyond, including, among other things, with respect to balance of payments, primary balance, public debt, interest rates and inflation.

OTHER RECENT DEVELOPMENTS

Political Developments

Corruption Investigations

Multiple investigations into public corruption have been ongoing since 2014. The investigations, which initially targeted an alleged bribery, money laundering and embezzlement scheme involving the provision of goods and services to Petrobras, a majority state-owned company, grew in scope to encompass wide-reaching anti-corruption investigations in many stages.

Legislative Reforms

On January 23, 2020, a law with the aim of improving Brazil’s criminal and procedural legislative framework (the “Anti-Crime Law”) went into effect.

On July 21, 2020, the Ministry of Finance (Ministério da Economia) delivered to the National Congress the first part of the Tax Reform Proposal (Proposta da Reforma Tributária) focused on simplification, cost reduction and transparency of the Brazilian Tax system as well as avoiding tax evasion and creating more jobs and investment in the Brazilian economy. The Tax Reform Proposal includes the creation of a value-added tax called the Contribution on Goods and Services (Contribuiçao sobre bens e serviços or “CBS”) to replace contributions to the Social Integration and Public Servant Heritage Program (Programa de Integração Social e de Formação do Patrimônio do Servidor Público or “PIS/PASEP”) and the Contribution for the Financing of Social Security (Contribuição para Financiamento da Seguridade Social or “COFINS”).

Cabinet Changes

On April 24, 2020, Sergio Moro resigned as Minister of Justice and Public Security, and he was replaced by André Mendonça on April 29, 2020. In the context of his resignation, Sergio Moro made allegations of criminal activity against President Jair Bolsonaro. On April 27, 2020, the Supremo Tribunal Federal (“STF”), Brazil’s Supreme Court, approved a request by the Attorney General to investigate Sergio Moro’s allegations. The investigation is ongoing and is under STF supervision.

On April 17, 2020, Nelson Teich took office as the Minister of Health, replacing Luiz Henrique Mandetta. On May 15, 2020, Nelson Teich resigned and on June 2, 2020, Eduardo Pazuello took office as the Interim Minister of Health.

On June 18, 2020, Abraham Weintraub resigned from his position as the Minister of Education. On July 10, 2020, Milton Ribeiro took office as the Minister of Education.

Employment and Labor

Employment Levels

As of June 30, 2020, formal employment decreased by 0.03% as compared to May 31, 2020, resulting in a loss of 10,984 jobs. From January 1, 2020 to June 30, 2020, 1,198,363 jobs were lost, compared to the creation of 408,500 jobs from January 1, 2019 to June 30, 2019.

In the first quarter of 2020, the unemployment rate in Brazil was 12.2%, an increase of 1.3% compared to the fourth quarter of 2019 and a decrease of 0.5% compared to the first quarter of 2019.

Wages

As of February 1, 2020, the minimum monthly wage for 2020 was set at R$1,045.00, representing an increase of 4.7% compared to the 2019 minimum monthly wage of R$998.00.

The budgetary guidelines for 2021, sent to Congress on April 15, 2020, forecast minimum wage adjustments in accordance with the National Consumer Price Index (Índice Nacional de Preços ao Consumidor or “INPC”) based on the preceding 12-month period, with a resulting minimum monthly wage estimated at R$1,079.00. The Brazilian constitution (“Constitution”) provides for the mandatory adjustment of the minimum wage to enable basic acquisition power. Law No. 13.152/2015, which established yearly minimum wage adjustments, expired at the end of 2019.

Social Security

As of June 30, 2020, (i) the monthly benefits accumulated in the preceding 12-month period paid by the Brazilian Social Security System increased by 10.3% compared to the immediately previous period and (ii) the Brazilian Social Security System’s payments increased by 36.6% compared to June 30, 2019 (in real terms).

In 2020, the monthly lower and upper limits of the social security pensions paid to private sector retirees are R$1,039.00 and R$6,101.06, respectively.

THE FEDERATIVE REPUBLIC OF BRAZIL

Geography and Population

On March 17, 2020, the 2020 census, which was scheduled to be held from August through October 2020, was postponed to be held from August through October 2021.

THE BRAZILIAN ECONOMY

The economy in 2020 has been, and continues to be, adversely affected by COVID-19. See “Recent Developments—COVID-19 Developments.”

Economy in 2020

Gross Domestic Product

In the first quarter of 2020, GDP decreased by 1.5% compared to the fourth quarter of 2019. Compared to the first quarter of 2019, GDP increased by 0.9% in the first quarter of 2020 measured on a cumulative 12-month basis.

The GDP results from the first quarter of 2020 were mainly influenced by the industrial and service sectors, which decreased by 1.4% and 1.6%, respectively, compared to the fourth quarter of 2019.

Principal Sectors of the Economy

Agriculture and Livestock

As of June 2020, based on the 2019/2020 harvest, Brazil accounted for 38.6% of the global coffee production, 29.8% of global coffee exports, 36.1% of global soybean production, 51.2% of global soybean exports, 21.0% of global sugar production and 44.2% of global sugar exports.

In 2020, Brazil produced 10.0 billion tons of beef and exported 2.5 billion tons, accounting for 23.5% of global beef exports.

Privatizations

On February 21, 2020, the Investment Partnership Program (Programa de Parcerias de Investimentos or “PPI”) awarded a concession, by means of an auction, of the highway BR-101/SC located in the State of Santa Catarina, which is currently expected to generate investments of approximately R$7.4 billion over a period of 30 years.

FINANCIAL SYSTEM

Monetary Policy and Money Supply

Selic

In June 2020, the Central Bank Monetary Policy Committee (Comitê de Política Monetária or “COPOM”) reduced the Selic interest rate to 2.25% per annum. In August 2020, COPOM announced a further reduction in the Selic interest rate to 2.0% per annum.

Inflation

The IPCA increased from 0.26% in June 2020 to 0.36% in July 2020. With respect to the 12-month period ended on July 31, 2020, the index increased 2.31%, 0.18% above the rate of 2.13% registered in the 12 immediately preceding months.

COPOM publishes a number of inflation projections based on different hypothetical scenarios. In a scenario assuming a variable interest rate path extracted from the Focus survey (a survey of market expectations for economic indicators carried out by the Brazilian Central Bank (Banco Central do Brasil or “BCB”)) and a constant exchange rate of R$/US$5.20, COPOM projects inflation at approximately 1.90% for 2020, 3.00% for 2021 and 3.40% for 2022. The path for the Selic rate in this scenario is that it ends 2020 at 2.00% per annum and rises to 3.00% per annum in 2021 and to 5.00% in 2022.

In a scenario assuming a constant interest rate of 2.25% per annum and a constant exchange rate of R$/US$5.20, COPOM projects inflation at approximately 1.9% for 2020 and 3.0% for 2021. In this scenario, inflation projections for administered prices are 1.3% for 2020 and 3.7% for 2021.

For 2022 and 2023, the National Monetary Council (Conselho Monetário Nacional or “CMN”) set the inflation target at 3.50% and 3.25%, respectively, with a tolerance interval of plus or minus 1.5%.

Foreign Exchange Rates

Foreign Exchange Rates

The Brazilian Real-US Dollar exchange rate, as published by the Central Bank, was R$5.36 to US$1.00 (sell side) on July 17, 2020.

Financial Institutions

BNDES

In June 2020, the CMN decreased the long-term interest rate used for loans granted by the Brazilian National Development Bank (“BNDES”) (Taxa de Juros de Longo Prazo or “TJLP”) from 4.94% to 4.91% per annum for the second quarter of 2020. As of January 1, 2018, the TJLP was replaced by the TLP (Taxa de Longo Prazo) applicable for new BNDES loans. As of August 2020, the TLP was IPCA plus 1.78% per annum.

Banking Supervision

Loan Loss Reserves

As of June 2020, credit operations in arrears for over 90 days amounted to 2.88%, a -0.35% decrease compared to May 2020 (3.23%). As of June 2020, the level of credit operations in arrears with respect to credits granted to families was 3.60%, a decrease of 0.36% compared to May 2020 (3.96%). Arrears of credits to legal entities decreased in June 2020 compared to May 2020 (from 2.29% to 1.95%).

BALANCE OF PAYMENTS

As of June 30, 2020, the current account registered a deficit of US$38.2 billion (2.35% of GDP) for the preceding 12-month period. For the same period, the capital account registered a surplus of approximately US$411.90 million and foreign direct investment was US$71.7 billion (4.41% of GDP). The international reserves volume as of August 5, 2020 amounted to US$357.34 billion.

PUBLIC FINANCE

2020 Budget

The budget law for 2020, approved on January 17, 2020, set a primary balance target of R$158.7 billion (2.02% of estimated GDP) for the consolidated public sector in 2020. On March 20, 2020, in light of the current COVID-19 crisis, Congress approved a waiver from the fiscal target accomplishment rule. Finally, on April 3, due to the need to set new fiscal targets, another budgetary guidelines bill for 2020 was published (Law n. 13,983/2020).

The following table sets forth the assumptions that were included in the budget. There is no assurance that such assumptions will prevail, and, as they were made prior to the increasing effect of COVID-19, it is likely that outcomes will be different.

Table No. 2

Principal 2020 Budget Assumptions

As of November, 2019
Gross Domestic Product
Nominal GDP (billions of Reais)	7,618
Real GDP Growth	2.3%
Inflation
Domestic Inflation (IPCA)	3.5%

Source: Federal Budget Secretariat (SOF) and Economic Policy Secretariat (SPE)

The following table sets forth revenues and expenditures of the Federal Government from 2016 through 2019 and the budgeted amounts for 2020, according to the last budgetary guidelines bill for 2020 published in April.

Table No. 3

Primary Balance of the Central Government(1)

(in billions of Reais)

	2016	2017	2018	2019	2020 Budget(5)
1 – Total Revenues	1,315.0	1,383.1	1,484.2	1,635.1	1,643.1
1.1 – RFB Revenues (2)	819.8	835.6	905.1	946.1	1,026.0
1.2 – Fiscal Incentives	(0.2)	(1.4)	0.0	0.0	0.0
1.3 – Social Security Net Revenues	358.1	374.8	391.2	413.3	441.6
1.4 – Non – RFB Revenues	137.2	174.1	188.0	275.7	175.5
2 – Transfers by Sharing Revenue	226.8	228.3	256.7	288.3	291.3
3 – Total Net Revenue	1,088.1	1,154.7	1,227.5	1,346.8	1,351.9
4 – Total Expenditures	1,249.4	1,279.0	1,351.8	1,441.8	1,476.0
4.1 – Social Security Benefits	507.9	557.2	586.4	626.5	679.5
4.2 – Personnel and Social Charges	257.9	284.0	298.0	313.1	338.1
4.3 – Other Mandatory Expenditures	213.0	197.3	201.3	195.2	218.5
4.4 – Discretionary expenditures – All Branches	270.7	240.5	266.0	307.0	239.9
5 – Brazilian Sovereign Wealth Fund (FSB)	0.0	0.0	4.0	0.0	0.0
6 – Primary Balance (3)	(161.3)	(124.3)	(120.2)	(95.1)	(124.1)
7 – Methodological Adjustment	3.9	7.6	6.6	6.8	—
8 – Statistical Discrepancy	(2.1)	(1.8)	(2.6)	(0.6)	—
9 – Central Government Primary Balance (4)	(159.5)	(118.4)	(116.2)	(88.9)	(124.1)
10 – Nominal Interest	(318.4)	(340.9)	(310.3)	(310.1)	—
11 – Central Government Nominal Balance (4)	(477.8)	(459.3)	(426.5)	(399.0)	—

Note: Numbers may not total due to rounding.

(1)	Consolidated accounts of (i) the National Treasury, (ii) Social Security System and (iii) the Central Bank.
(2)	Brazilian Federal Tax Authority (Receita Federal do Brasil or “RFB”).
(3)	Calculated using the “above the line” method, with respect to the difference between the revenues and expenditures of the public sector.
(4)

Calculated using the “below the line” financial method, with respect to changes in public sector’s total net debt (domestic or external). Surpluses are represented by positive numbers and deficits are represented by negative numbers.

(5)	Estimates in Law n. 13,983/2020 published on April 3, 2020.

Source: National Treasury Secretariat

The following table sets forth the expenditures of the Federal Government by function for 2016 through 2019, and the budgeted amounts for 2020. The figures in the table below are not directly comparable to those set forth in Table No. 3 above, entitled “Primary Balance of the Central Government” given that the expenditures set forth in Table No. 3 were calculated in accordance with the International Monetary Fund (IMF) methodology, which does not include, among other things, debt service expenditures and certain financial investments (and are taken into account in the numbers set forth in Table No.4 below).

Table No. 4

Expenditures of the National Treasury by Function

(in millions of Reais)

	2016	2017	2018	2019	2020 Budget(1)
Legislative	6,164.1	6,213.4	6,373.8	6,573.1	8,132.1
Judiciary	27,580.2	29,404.9	31,068.7	32,621.9	37,779.3
Essential to Justice	5,329.5	5,929.9	6,040.1	6,426.9	7,731.1
Administration and Planning	20,348.7	22,773.1	25,988.3	22,978.8	27,625.1
National Defense	57,006.5	63,156.8	71,058.7	78,465.7	75,830.6
Public Security	7,553.1	8,097.4	8,216.4	8,449.2	12,163.6
Foreign Affairs	2,654.2	2,757.9	3,002.1	3,093.7	3,118.7
Social Assistance	78,218.5	84,098.8	87,977.1	94,914.7	93,373.7
Social Security	593,925.1	654,512.2	681,663.7	725,885.6	772,228.7
Health	98,773.3	101,423.3	107,759.5	113,907.8	128,368.3
Labor	70,037.7	69,900.0	70,861.2	72,480.8	80,988.6
Education	84,948.8	88,631.0	90,927.8	88,224.8	108,781.3
Culture	886.2	949.7	960.2	715.7	1,916.7
Citizenship Rights	1,801.6	1,344.0	929.7	828.9	1,415.4
Urban Planning	1,502.1	1,822.8	1,648.1	1,383.2	8,833.7
Housing	9.4	6.2	5.7	11.7	144.0
Sanitation	409.9	714.6	558.6	454.2	403.7
Environmental Management	3,280.4	2,908.6	3,471.0	3,158.2	4,459.9
Science and Technology	5,907.6	5,904.6	6,194.5	6,278.8	6,924.7
Agriculture	18,834.4	14,487.2	15,151.6	14,355.2	25,661.2
Agricultural Organization	2,233.2	1,735.9	1,571.4	1,345.9	1,791.5
Industry	1,906.1	1,973.6	1,917.5	1,610.1	1,712.9
Commerce and Services	2,379.8	2,088.9	2,645.5	1,782.6	3,843.1
Communications	1,205.2	1,030.6	1,089.0	1,122.6	2,033.2
Energy	1,611.0	1,701.2	1,753.1	2,261.5	1,327.7
Transportation	10,015.4	10,705.5	11,352.9	8,530.8	17,445.0
Sports and Leisure	478.0	310.4	286.9	159.3	685.9
Special Charges	787,458.5	815,472.9	948,277.2	957,429.6	2,083,170.9
Contingency Reserve	—	—	—	—	47,629.3
SubTotal	1,892,458.6	2,000,055.2	2,188,750.3	2,255,451.5	—
Refinancing Charges	653,821.7	462,632.7	450,198.3	476,775.2	—
Total	2,546,280.3	2,462,687.9	2,638,948.7	2,732,226.7	3,565,520.1

(1)	Estimates.
(2)

Special Charges includes expenses that cannot be associated with goods or services generated in the functioning of the Federal Government, including with respect to debt service, debt refinancing, reimbursements, indemnifications and other similar expenses.

(3)

The Contingency Reserve is outlined in the Annual Budget (Lei Orçamentária Anual) and may be used for additional lines of credit related to contingent liabilities, unexpected fiscal events and other unexpected events or risks.

Source: Ministry of Finance/National Treasury Secretariat and Federal Budget Secretariat

2021 Budget

The budgetary guidelines bill for 2021, sent to Congress on April 14, 2020, set a nominal primary deficit for the consolidated public sector for 2021 of R$153.4 billion (approximately 1.9% of estimated GDP for 2021 as set forth in that bill). The macroeconomic parameters contemplated by the bill anticipate inflation of 3.65% and a projected GDP growth of 3.3% for 2021.

Table No. 5

Principal 2021 Budget Assumptions

As of April, 2020
Gross Domestic Product
Nominal GDP (billions of Reais)	8,150
Real GDP Growth	3.3%
Inflation
Domestic Inflation (IPCA)	3.65%

Source: Federal Budget Secretariat (SOF) and Economic Policy Secretariat (SPE)

Fiscal Balance

In June 2020, the consolidated public sector registered a primary deficit of R$188.7 billion. For the 12-month period ended June 30, 2020, the accumulated balance registered a deficit of R$458.8 billion (6.38% of GDP).

In June 2020, the Brazilian Social Security System registered a deficit of R$55.2 billion, 260.34% higher (in real terms) than the deficit registered in June 2019. For the 12-month period ended June 30, 2020, the deficit of the Brazilian Social Security System totaled R$315.4 billion (in real terms). At current market prices, the deficit accumulated in the preceding 12-month period ended on June 30, 2020 reached R$316.6 billion.

PUBLIC DEBT

Public Debt Indicators

Public Sector Net Debt

As of June 30, 2020, Public Sector Net Debt was R$4,176.2 billion (58.05% of GDP) compared to R$3,859.8 billion (54.8% of GDP) as of June 30, 2019.

General Government Gross Debt

As of June 30, 2020, General Government Gross Debt was R$6,153.5 billion (85.5% of GDP) compared to R$5,499.0 billion (78.0% of GDP) as of June 30, 2019.

Federal Public Debt

The following table presents Brazil’s Federal Public Debt profile as of June 30, 2020.

Table No. 6

Federal Public Debt Profile

	June/2020		June/2020	May/2020		May/2020	June/2019		June/2019
			%			%			%
Federal Public Debt (R$ bn)	R$	4,389.9	100.0%	R$	4,250.9	100.0%	R$	3,978.0	100.0%
Domestic	R$	4,150.9	94.6%	R$	4,032.9	94.9%	R$	3,826.3	96.2%
Fixed-rate	R$	1,321.8	30.1%	R$	1,250.4	29.4%	R$	1,265.1	31.8%
Inflation-linked	R$	1,137.0	25.9%	R$	1,117.9	26.3%	R$	1,051.8	26.4%
Selic rate	R$	1,678.5	38.2%	R$	1,651.4	38.8%	R$	1,502.8	37.8%
FX	R$	252.7	5.8%	R$	231.2	5.4%	R$	158.2	4.0%
Others		—	0.0%		—	0.0%		—	0.0%
External (R$ bn)	R$	239.0	5.4%	R$	218.0	5.1%	R$	151.7	3.8%
Maturity Profile
Average Maturity (years)		3.9			4.0			4.2
Maturing in 12 months (R$ bn)	R$	1,022.8		R$	988.3		R$	553.6
Maturing in 12 months (%)		23.3%			23.2%			13.9%

Source: National Treasury

Table No. 7

Annual Borrowing Plan 2020(1)

	Limits for 2020
	Minimum	Maximum
Stock of Federal Public Debt (R$ billion)
Federal Public Debt	4,500.0	4,750.0
Composition—%
Fixed Rate	27.0	31.0
Inflation Linked	23.0	27.0
Floating Rate	40.0	44.0
Exchange Rate	3.0	7.0
Maturity Profile
% Maturing in 12 months	20.0	23.0
Average Maturity (years)	3.9	4.1

(1)	As published on January 28, 2020.

Source: National Treasury

Public Debt Management

Golden Rule

In order to assure compliance with the Golden Rule in 2020, on April 14, 2020, the Federal Government requested approval from Congress to access an additional line of credit (crédito suplementar) in the amount of R$343.6 billion, the maximum value forecasted in the budget, to be used to finance current expenses under the 2020 Budget (the “Additional Line of Credit”). The Additional Line of Credit was approved on May 21, 2020. For additional information on the Golden Rule, please refer to “Golden Rule” in the “Public Debt” section.

External Public Debt

Securities Offering in 2020

On June 10, 2020, the Federal Government issued US$1.25 billion of its 2.875% Global Bonds due 2025, with interest paid semi-annually every June and December until maturity in June 2025, and US$2.25 billion of its 3.875% Global Bonds due 2030, with interest paid semi-annually every June and December until maturity in June 2030 (the “2020 Offering”). The 2020 Offering was conducted in accordance with the guidelines established in the Annual Borrowing Plan (Plano Anual de Financiamento or “PAF”).

Regional Public Debt (State and Municipal)

Federal Government Guarantees

As of June 30, 2020, the Federal Government had paid a total of R$25.1 billion in liabilities incurred by states and municipalities. The largest payments were attributed to (i) the State of Rio de Janeiro (R$16.3 billion), which was granted pursuant to the Special Recovery Regime, (ii) the State of Minas Gerais (R$5.8 billion), (iii) the State of Goiás (R$1.4 billion), (iv) the State of Bahia (R$239.80 million) and (v) the State of Pernambuco (R$354.85 million). The Federal Government is currently prevented by the STF from recovering any guarantees granted pursuant to the Special Recovery Regime. For additional information on this topic, please refer to “Special Recovery Regime” and “Federal Government Guarantees” in the “Regional Public Debt (State and Municipal)” section.

Rating Agencies

In May 2020, Fitch Ratings confirmed Brazil’s long-term foreign currency sovereign credit rating at BB- and revised Brazil’s outlook from stable to negative. In April 2020, Standard & Poor’s confirmed Brazil’s long-term foreign currency sovereign credit rating at BB- and changed the outlook to stable from positive. In May 2020, Moody’s confirmed Brazil’s long-term foreign currency sovereign credit rating at Ba2, maintaining the stable outlook.

THE FEDERATIVE REPUBLIC OF BRAZIL

Geography and Population

Brazil is the fifth largest country in the world and occupies nearly half of the land area of South America, sharing borders with every country in South America except for Chile and Ecuador. Brazil is divided into 26 states and the Federal District, where the country’s capital, Brasília, is located. Brazil’s official language is Portuguese.

As of December 31, 2019, Brazil’s estimated population was 210.1 million.

According to the most recent demographic census conducted from August to October 2010, the average age of the Brazilian population was 32.1 years. The following table sets forth the age distribution of the Brazilian population as of 2010.

Table No. 8

Brazilian Population Distribution by Age and Gender

Age	Number of Men	Percentage of Men	Number of Women	Percentage of Women
0-4 years	7,016,987	3.7%	6,779,172	3.6%
5-9 years	7,624,144	4.0%	7,345,231	3.9%
10-14 years	8,725,413	4.6%	8,441,348	4.4%
15-19 years	8,558,868	4.5%	8,432,002	4.4%
20-24 years	8,630,227	4.5%	8,614,963	4.5%
25-29 years	8,460,995	4.4%	8,643,418	4.5%
30-34 years	7,717,657	4.0%	8,026,855	4.2%
35-39 years	6,766,665	3.5%	7,121,916	3.7%
40-44 years	6,320,570	3.3%	6,688,797	3.5%
45-49 years	5,692,013	3.0%	6,141,338	3.2%
50-54 years	4,834,995	2.5%	5,305,407	2.8%
55-59 years	3,902,344	2.0%	4,373,875	2.3%
60-64 years	3,041,034	1.6%	3,468,085	1.8%
65-69 years	2,224,065	1.2%	2,616,745	1.4%
70-74 years	1,667,373	0.9%	2,074,264	1.1%
75-79 years	1,090,518	0.6%	1,472,930	0.8%
80-84 years	668,623	0.4%	998,349	0.5%
85-89 years	310,759	0.2%	508,724	0.3%
90-94 years	114,964	0.1%	211,595	0.1%
95-99 years	31,529	0.0%	66,806	0.0%
Over 100 years	7,247	0.0%	16,989	0.0%
Total Brazil	190,755,799

Source: IBGE

According to the United Nations’ Human Development Report Office, over the past three decades, Brazil has made significant progress in improving social welfare. From 1990 to 2018, (i) life expectancy increased by nearly 14% from 66.3 years in 1990 to 75.7 years in 2018, and (ii) infant mortality decreased by more than 75% from 52.5 per 1,000 live births in 1990 to 12.8 per 1,000 live births in 2018.

According to the World Bank, real GDP per capita adjusted for purchasing power parity rose by approximately 128% from US$6,701.21 in 1990 to US$15,258.85 in 2019. In addition, the reduction in inflation under the Federal Government’s stabilization program, the Plano Real, and the consequent reduction in the rate of erosion of purchasing power have improved the social welfare of a large number of lower-income Brazilians.

The following table sets forth comparative GDP per capita figures and other selected comparative social indicators.

Table No. 9

Social Indicators

	Brazil	Chile	Colombia	Mexico	U.S.
Real GDP per Capita (1)	$15,258.9	$25,155.0	$15,643.7	$20,410.7	$65,280.7
Life Expectancy At Birth (Years) (2)	75.7	80.0	77.1	75.0	78.5
Infant Mortality Rate (Per 1,000 Births) (2)	12.8	6.2	12.2	11.0	5.6
Adult literacy rate (3)	93.2%	96.4%	95.1%	95.4%	—

(1)

GDP per capita estimates here are derived from purchasing power parity (PPP) calculations with current international dollars. PPP GDP is gross domestic product converted to international dollars using purchasing power parity rates. An international dollar has the same purchasing power over GDP as the U.S. dollar has in the United States. 2019 values.

(2)	Data refers to most recent year available (2018).
(3)	Data refers to the most recent year available (2018 for Brazil, Colombia and Mexico and 2017 for Chile).

Source: World Bank

Form of Government

Brazil is a democratic federative republic. Its Constitution, enacted in 1988, grants broad powers to the Federal Government. Brazil’s 26 states are designated as autonomous entities within the federative union and have all powers that the Constitution does not preempt. The Constitution reserves to the Federal Government the exclusive power to legislate in certain areas such as monetary systems, foreign affairs and trade, social security and national defense.

The Government

The Constitution provides for three independent branches of government: an executive branch, a bicameral legislative branch and a judicial branch.

The executive branch is headed by the President, who is elected by direct vote for a term of four years and may only be re-elected for one consecutive term. The President’s powers include appointing ministers and key executives in selected administrative positions. The President may also issue decrees subject to National Congress confirmation (medidas provisórias) for a period of 60 days, extendable for a single period of 60 days, with the same scope and effect as legislation enacted by the National Congress. If confirmed by the National Congress, such decrees are enacted as law. Decrees subject to National Congress confirmation may not be used for certain matters, such as implementation of multi-year plans and budgets, the seizure of financial or other assets and any matters that the Constitution specifically requires National Congress to regulate through law.

The legislative branch of the Federal Government consists of a bicameral National Congress composed of the Senate and the Chamber of Deputies. The Senate is composed of 81 senators, elected for staggered eight-year terms. Each state and the Federal District may elect three senators. The Chamber of Deputies has 513 deputies, elected for concurrent four year terms. The number of deputies from each state is proportional to the size of its population, with each state entitled to a minimum of eight deputies and a maximum of 70 deputies, regardless of population size.

Judicial power is exercised by the STF, the Federal Regional Courts, military courts, labour courts, electoral courts and several lower state courts. The STF has ultimate appellate jurisdiction over decisions rendered by lower federal and state courts on constitutional matters. The Superior Court of Justice (Superior Tribunal de Justiça or “STJ”) is responsible for standardizing the interpretation of federal law. The members of both the STF and the STJ are appointed by the President and ratified by the Senate.

At the state level, executive power is exercised by governors elected for four-year terms, legislative power is exercised by state deputies also elected for four-year terms, and judicial power is vested in state courts, with the possibility of appeals being filed with the STJ and STF.

Political Developments

Presidential Election

On October 28, 2018, Jair Messias Bolsonaro, the candidate of the conservative political party Partido Social Liberal (“PSL”) was elected President of the Republic.

Congressional Election

The congressional election on October 7, 2018 resulted in significant changes in the composition of Congress. With respect to the Senate, 87% of its members are new senators and the political party Movimento Democratico Brasileiro (“MDB”, previously PMDB) remained the party with the most senators (12 seats), followed by the political party Partido da Social Democracia Brasileira (“PSDB”) (8 seats). As for the Chamber of Deputies, 47% of its members are new deputies and the workers’ party Partido dos Trabalhadores (“PT”) remained the party with the highest number of deputies (54 deputies), followed by PSL (52 deputies).

Foreign Affairs, International Organizations and International Economic Cooperation

Brazil maintains diplomatic and trade relations with almost every nation in the world. It has been a member of the United Nations since 1945 and is an original member of the IMF, the World Bank, the World Trade Organization, the Inter-American Development Bank, the Inter-American Investment Corporation, the African Development Bank Group and the International Fund for Agricultural Development.

In addition, Brazil is a member of several other organizations including, but not limited to, the Group of Twenty (G-20), the BRICS Group (including Brazil, Russia, India, China and South Africa) and the Mercosul. In 2016, Brazil joined the Paris Club and signed the Paris Climate Change accord. Brazil also has a number of international bilateral agreements in place that promote economic cooperation.

Employment and Labor

Employment Levels

The Ministry of Labor (Ministério do Trabalho) reports Brazilian employment statistics in terms of formal employment. Formal employment comprises employment registered with the Ministry of Labor and subject to social security contributions by employers. According to the Ministry of Labor statistics report, formal employment in Brazil increased by 1.68% in 2019 (equivalent to approximately 644,079 jobs).

In the fourth quarter of 2019, the unemployment rate in Brazil was 11.0%, a decrease of 0.6% compared to the fourth quarter of 2018. The average unemployment rate for 2019 was 11.9%. The 2019 unemployment levels can be attributed to the slow pace of Brazil’s economic recovery.

Wages

Federal guidelines for minimum wage adjustments applicable from 2016 to 2019 were based on inflation and GDP growth. The minimum monthly wage for 2019 was set at R$998, an increase of 4.6% compared to 2018.

Real average income (on a monthly basis) for the fourth quarter of 2019 was R$2,340, stable when compared to the third quarter of 2019 (R$2,317) and to the fourth quarter of 2018 (R$2,332).

Social Security

Under Brazil’s state-operated social security and pension system, employers are generally required to contribute 20% of each employee’s wages to the system on a monthly basis. As of January 1, 2019, monthly benefits paid by Brazil’s state-operated social security and pension system increased by 2.07%.

In 2019, the monthly lower and upper limits of the social security pensions paid to private sector retirees were R$998.00 and R$5,839.45, respectively.

The law providing for reform of the Brazilian Social Security System went into effect on November 13, 2019. The law established new minimum age requirements for retirement, a new minimum contribution period and transition rules.

State-Owned Enterprises

Corporate Enterprises

Brazil has two types of state-owned enterprises: public enterprises and mixed-ownership companies. Public enterprises, which can exist in any legally permissible corporate form, are wholly owned by the states or the Federal Government and are created by specific laws to carry out economic activities. Examples of federal public enterprises are BNDES and the Federal Savings Bank (Caixa Economica Federal or “CEF”). Mixed-ownership companies are corporations majority-owned by the Federal Government or state governments. Petrobras, Banco do Brasil and Eletrobras are examples of mixed-ownership companies.

Autonomous Institutions and Public Foundations

Brazil has autonomous institutions and public foundations. Autonomous institutions, such as the Central Bank and the Brazilian Securities Commission (Comissão de Valores Mobiliarios or “CVM”), carry out public functions that require decentralized financial and operational management. Public foundations are public non-profit entities with administrative autonomy that manage their own assets. Their expenses are financed by the Federal Government and other sources.

Private Parties

Under Brazilian law, private parties may only engage in public activities with authorization of the Federal Government. Through public concessions, the Federal Government has authorized private parties to participate in areas formerly reserved to the Federal Government under the Constitution, including broadcasting and telecommunications, electric power service and facilities and hydroelectric power generation. Nuclear energy, as well as mining and processing of radioactive ores, minerals and their by-products, remain under the Federal Government’s monopoly.

Environment

The Constitution grants citizens the right to a clean environment and imposes duties on the Federal Government, the states, the Federal District and municipalities to protect the environment, take measures against pollution and protect fauna and flora. At the federal level, the Ministry of the Environment (Ministério do Meio Ambiente) formulates and implements environmental policies, the National Council on the Environment (Conselho Nacional do Meio Ambiente) prepares environmental regulations and the Brazilian Institute of the Environment and Renewable National Resources (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis or “IBAMA”) supervises and oversees the application of environmental regulations.

Over the past four decades, Brazil has increased its efforts to improve the environment and ensure long-term sustainable economic development. The Federal Government’s efforts have focused on combating deforestation, promoting the recovery and reasonable use of biological diversity and expanding protected areas. The Brazilian Forest Code (Código Florestal Brasileiro), enacted in 2012, establishes rules designed to restore lands damaged due to non-compliance with preservation rules, in addition to legal reserves (portions of privately-owned land preserved for natural resources) and permanent preservation areas, which are subject to certain preservation requirements.

Sustainable development is also at the core of Brazilian foreign policy. According to the Food and Agriculture Organization of the United Nations, Brazil alone registered more than 50% of the global reduction in carbon emissions between 2001 and 2015. Combating illegal deforestation is one of the primary factors in Brazil’s reduction in carbon emissions. Under the Paris Climate Change accord, Brazil committed to reduce its emissions by 37.5% (measured against emissions in 2005) by 2025. Additionally, Brazil committed to (i) restore and reforest 12 million hectares of forests, (ii) promote the use of sustainable bioenergy and (iii) achieve an estimated 45% share of clean energy in its energy consumption profile by 2030.

Brazil has one of the world’s largest reserves of tropical rainforest and freshwater biodiversity, and, according to the Ministry of Mines and Energy (Ministério de Minas e Energia), one of the cleanest energy consumption profiles in the industrialized world, with 83% of all energy capacity production derived from renewable sources in December 2019.

Brazil is also the world’s second leading producer of ethanol fuel.

Education

The Federal Government provides centralized guidelines for public and private education at all levels and coordinates the National Board of Education, which evaluates and sets general rules on education. State and municipal governments are responsible for funding free public education for all children up to the completion of secondary education.

Primary and Secondary Education

Primary education has become almost universal for children in Brazil, according to the Ministry of Education (Ministério da Educação), and continues to improve in terms of both quality and access. In primary schools, students have access to a range of support programs to ensure student retention, including the Family Grant (Bolsa Família), a conditional cash allowance program linked in part to school attendance. Public schools also provide free meals, textbooks, healthcare and transportation. As of December 31, 2019, (i) 26.9 million students attended the primary school system and (ii) 7.5 million students attended the secondary school system.

Higher Education

The University for All Program (Programa Universidade para Todos or “PROUNI”) awards full and partial scholarships to low income students to attend higher education institutions. Since its inception in 2004, PROUNI has granted 3.91 million scholarships.

Wealth and Income Distribution

The stabilization of Brazil’s economy and lower inflation levels have increased the purchasing power of the lower-income population in Brazil.

Brazil’s main social welfare program to address poverty is the Family Grant (Bolsa Família). The program focuses on families with a monthly income per capita between R$89 and R$178, and includes income transfer mechanisms, access to public services and initiatives for job placement. It is a conditional allowance program that has provided a monthly cash income to approximately 14 million families (40 million individuals), subject to compliance with certain statutory requirements, since 2003. Cash transfers under the Family Grant totaled R$33.7 billion in 2019.

The Federal Government also has a social housing initiative for low- to middle-income families called “My House My Life” (Minha Casa Minha Vida). As of June 30, 2018, this program generated contracts for 5.3 million houses and delivered approximately 3.9 million houses, benefiting 15 million citizens. Subsidies provided to homeowners under the program can cover up to 90% of the property value.

In addition, as of December 31, 2019, the Light for All Program (Programa Luz para Todos) provided 3.5 million free electricity connections to rural residences since 2004.

Antitrust

Under Brazil’s Antitrust Law, anticompetitive-conduct investigations, merger and acquisition controls and final antitrust regulatory approval are centralized in a single independent agency, the Administrative Council of Economic Defense (Conselho Administrativo de Defesa Econômica or “CADE”). The Antitrust Law sets forth general criteria for determining anti-competitive behavior, such as price fixing, predatory pricing, exclusive dealing arrangements and resale price maintenance.

All acts or transactions (regardless of form) are required to be submitted for antitrust approval if the act or transaction involves an entity or group with more than R$750 million in revenues in Brazil in the preceding fiscal year and a second entity or group with more than R$75 million in revenues in Brazil in the preceding fiscal year.

Anticompetitive practices may subject an entity to fines between 0.1% and 20% of the entity’s gross revenue for the fiscal year preceding the start of an antitrust investigation. If a company’s gross revenue cannot be assessed, it may be subject to a fine between R$50,000 and R$2.0 billion.

Anticorruption Laws

The Anticorruption Law, also known as the Clean Company Act, was enacted in 2014 to provide civil and administrative accountability of companies engaging in fraud, bribery and other corrupt practices. The principal innovations of the Anticorruption Law were: (i) companies can be held liable in cases of corruption, regardless of intent; (ii) significant administrative and judicial penalties may be imposed; (iii) fines may be reduced if companies cooperate in relevant investigations and (iv) the law may be enforced by all levels of government and covers Brazilian companies acting abroad.

National Strategy to Combat Corruption and Money Laundering – ENCCLA

The ENCCLA program, coordinated by the Ministry of Justice and Public Security (Ministério da Justiça e da Segurança Pública), prevents money laundering and corruption, in general. The ENCCLA is made up of over 70 agencies, members of the three branches of government, public prosecutors and civilians acting directly and indirectly to prevent corruption and money laundering. The ENCCLA encourages joint action, collaboration and expertise-sharing among entities through its yearly plenary session and the creation of working groups to implement specific goals and targets. The program has led to a number of developments in the fight against money laundering and corrupt practices, including the modernization of money laundering legislation, the creation of various registries such as the Registry of the Financial System Clients managed by the Central Bank, the institution of nationwide training programs, the optimization of technology networks and the improvement of publicly available resources for combating money-laundering and corruption.

The Anti-Crime Law

In December 2019, the Anti-Crime Law was passed by the National Congress and approved by President Jair Bolsonaro.

Incentives for Private Investment

Technology

The Innovation Act (enacted in 2004 and updated in January 2016) encourages economic efficiency and the development and diffusion of technologies that have the potential to induce economic activity and improve competitiveness in international trade.

Intellectual Property

The Intellectual Property Law (enacted in 1996) regulates rights and obligations related to intellectual property and provides for the protection of these rights while counterbalancing social interest and technological and economic development. The statute protects inventions and utility models, industrial designs and trademarks.

Public-Private Partnerships

Brazilian law provides for two types of public-private partnerships: (i) contracts for concessions of public works or utility services and (ii) contracts for rendering services under which a public sector entity is the end-user. Public-private partnership contracts must be valued at a minimum of R$10 million and their terms vary between five and thirty-five years, including any term extension. All contracts are awarded through a public bidding process.

National Policy for Regional Development

The National Policy for Regional Development (Política Nacional de Desenvolvimento Regional or “PNDR”) addresses regional inequalities. PNDR’s main source of financing comes from regional development funds and the Federal Government. PNDR is monitored by the National Information System for Regional Development (Sistema Nacional de Informação para o Desenvolvimento Regional) and coordinated by the Ministry for Regional Development (Ministério do Desenvolvimento Regional).

THE BRAZILIAN ECONOMY

COVID-19

Since COVID-19 infections were reported in December 2019, the COVID-19 crisis has had a significant impact on the global economy. The Brazilian economy has been adversely impacted and, if the crisis continues for an extended period of time, the Brazilian economy may continue to be adversely impacted. For more information on the COVID-19 crisis and on the key measures taken by the Federal Government in reaction to the COVID-19 crisis, see “Recent Developments—COVID-19 Developments.”

Historical Background

In December 1993, with the aim of addressing the high inflation levels of the late 80s and early 90s, the Federal Government enacted the Plano Real economic program, which was highly successful in curtailing inflation, building a foundation for sustained economic growth and adopting fiscal austerity. The Plano Real was also designed to address persistent deficits in the Federal Government’s accounts, expansive credit policies and widespread, backward-looking indexation.

The Federal Government formally adopted inflation targeting as its monetary policy framework in 1999 in an environment shaped by the uncertainty of the impact of the devaluation of the Real in the Brazilian economy. Under the inflation-targeting regime, achievement of inflation targets is the main objective of the Central Bank’s monetary policy decisions. In 2016, aiming to restore fiscal balance, a public spending cap was also adopted. For more information, please refer to “Monetary Policy and Money Supply” in the “Financial System” section and “Ceiling on Public Spending” in the “Public Finance” section.

Economy in 2019

In 2019, domestic economic activity experienced moderate growth (1.1% GDP growth) in line with the two prior years (1.3% GDP growth in each of 2017 and 2018), after recording two consecutive years of recession in 2015 and 2016 (with a 3.6% and 3.3% contraction in GDP in each year, respectively).

In the first quarter of 2019, Brazil’s GDP grew at a rate of 0.2%, as compared to the fourth quarter of 2018. In the second quarter of 2019, the GDP grew at a rate of 0.5%, as compared to the first quarter of 2019. In the third and fourth quarters of 2019, the GDP grew at 0.5% and 0.4% respectively, as compared to the previous quarter.

The modest level of economic growth in 2019 was principally attributable to, among other factors:

i.	uncertainties relative to fiscal reform progress, especially in the first half of the year;

ii.	international market conditions; and

iii.	impacts stemming from the debt crisis in Argentina.

Gross Domestic Product

GDP is an aggregate measure of production equal to the sum of the market values of all final goods and services in a determined period of time.

The moderate increase in economic activity in 2019 was distributed across various sectors, including growth in the agricultural (1.3%), industrial (0.5%) and service (1.3%) sectors. The growth in the agricultural sector can be attributed to positive performance in both the farming and livestock industries. Growth in the industrial sector can be attributed to positive performance in the electricity, gas, water, sewage and waste management industries, which together grew 1.9% relative to 2018. This performance was counterbalanced by negative performance in extractive industries, which contracted 1.1%. Most activities that compose the services sector performed positively except for management, defense, public health, education and social security, which were stable throughout the year. On the demand side, household consumption grew by 1.8%, gross fixed capital formation grew by 2.2% and government consumption contracted 0.4%.

The following table sets forth Brazil’s GDP at current prices and expenditures for each of the years indicated.

Table No. 10

GDP at Current Prices - Demand Side

In Billions of Reais (R$), except percentages(1)

	2015		2016		2017		2018		2019
	R$	%	R$	%	R$	%	R$	%	R$	%
Final Consumption	5,021.0	83.7%	5,305.8	84.6%	5,572.9	84.7%	5,841.3	84.8%	6,184.3	85.2%
Gross Capital Formation	1,044.0	17.4%	938.5	15.0%	963.2	14.6%	1,021.6	14.8%	1,096.7	15.1%
Gross Fixed Capital Formation	1,069.4	17.8%	973.3	15.5%	958.8	14.6%	1,049.7	15.2%	1,114.4	15.4%
Changes in Inventories	(25.4)	(0.4)%	(34.8)	(0.6)%	4.4	0.1%	(28.0)	(0.4)%	(17.7)	(0.2)%
Exports of Goods and Services	773.5	12.9%	781.6	12.5%	824.4	12.5%	1,025.8	14.9%	1,039.4	14.3%
Imports of Goods and Services	842.6	14.1%	756.5	12.1%	777.1	11.8%	999.5	14.5%	1,063.4	14.7%
Gross Domestic Product	5,995.8	100%	6,269.3	100%	6,583.3	100%	6,889.2	100%	7,256.9	100%

Note: Numbers may not total due to rounding.

(1)	Percentages of total GDP.

Source: IBGE

The following tables set forth the share of GDP by sector at current prices and real growth at current prices by sector for each of the years indicated.

Table No. 11

GDP at Current Prices - Supply Side

In Billions of Reais (R$), except percentages(1)

	2015		2016		2017		2018		2019
	R$	%	R$	%	R$	%	R$	%	R$	%
Agriculture	259.0	4.3%	306.7	4.9%	303.0	4.6%	304.4	4.4%	322.0	4.4%
Industry	1,160.8	19.4%	1,150.7	18.4%	1,196.9	18.2%	1,248.9	18.1%	1,300.6	17.9%
Mining, Oil and Gas	110.8	1.8%	55.6	0.9%	90.6	1.4%	171.6	2.5%	187.1	2.6%
Manufacturing	630.8	10.5%	676.2	10.8%	705.5	10.7%	673.9	9.8%	685.0	9.4%
Construction	296.0	4.9%	275.2	4.4%	244.7	3.7%	228.5	3.3%	230.4	3.2%
Public Utilities	123.2	2.1%	143.7	2.3%	156.1	2.4%	175.0	2.5%	198.0	2.7%
Services	3,735.8	62.3%	3,962.4	63.2%	4,169.9	63.3%	4,341.2	63.0%	4,590.2	63.3%
Retail Services	685.7	11.4%	699.8	11.2%	745.8	11.3%	804.2	11.7%	851.2	11.7%
Transportation	226.5	3.8%	236.0	3.8%	245.5	3.7%	250.4	3.6%	267.9	3.7%
Communications	176.0	2.9%	179.0	2.9%	194.4	3.0%	199.9	2.9%	212.3	2.9%
Financial Services (1)	365.3	6.1%	425.5	6.8%	429.5	6.5%	409.5	5.9%	426.1	5.9%
Other Services	897.9	15.0%	950.0	15.2%	995.7	15.1%	1,047.6	15.2%	1,097.2	15.1%
Rental Services	498.9	8.3%	527.0	8.4%	558.0	8.5%	583.3	8.5%	617.1	8.5%
Government(2)	885.6	14.8%	945.1	15.1%	1,001.0	15.2%	1,046.3	15.2%	1,118.5	15.4%
Value Added at Basic Prices	5,155.6	86.0%	5,419.8	86.4%	5,669.8	86.1%	5,894.5	85.6%	6,212.8	85.6%
Taxes	840.2	14.0%	849.5	13.6%	913.6	13.9%	994.7	14.4%	1,044.1	14.4%
GDP	5,995.8	100.0%	6,269.3	100.0%	6,583.3	100.0%	6,889.2	100.0%	7,256.9	100.0%

Note: Numbers may not total due to rounding.

(1)	Percentages of total GDP.
(2)	“Financial Services” includes financial intermediation, complementary social security and related services.
(3)	“Government Services” includes public education, health and administration services.

Source: IBGE

Table No. 12

Real Growth (or Decline) at Current Prices by Sector

	2015	2016	2017	2018	2019
Real GDP	(3.5)%	(3.3)%	1.3%	1.3%	1.1%
Agriculture and Livestock	3.3%	(5.2)%	14.2%	1.4%	1.3%
Industry	(5.8)%	(4.6)%	(0.5)%	0.5%	0.5%
Mining, Oil and Gas	5.7%	(1.2)%	4.9%	0.8%	(1.1)%
Manufacturing	(8.5)%	(4.8)%	2.3%	1.5%	0.1%
Construction	(9.0)%	(10.0)%	(9.2)%	(3.8)%	1.6%
Public Utilities	(0.4)%	6.5%	0.9%	2.6%	1.9%
Services	(2.7)%	(2.2)%	0.8%	1.5%	1.3%
Retail Services	(7.3)%	(6.6)%	2.3%	2.5%	1.8%
Transport	(4.3)%	(5.6)%	1.0%	2.2%	0.2%
Communications	(0.9)%	(2.0)%	1.4%	0.9%	4.1%
Financial Intermediation	(1.2)%	(3.4)%	(1.1)%	0.0%	1.0%
Other Services	(3.7)%	(1.3)%	0.7%	1.5%	1.3%
Rental Services	(0.4)%	0.2%	1.3%	3.2%	2.3%
Government	0.2%	0.3%	0.1%	0.3%	0.0%

Source: IBGE

Principal Sectors of the Economy

The principal sectors of the Brazilian economy are industry, services and agriculture and livestock.

Industry

The industrial sector includes the mining, oil and gas, manufacturing, construction and public utilities subsectors. The industrial sector grew 0.5% in 2019, the same rate as in 2018.

As of December 31, 2019, the industrial sector represented 17.9% of Brazil’s GDP, a decrease of 0.5% when compared to 2018 when it represented 18.4% of Brazil’s GDP.

Table No. 13

Annual Changes in Industry Production

By Category of Use

	2015	2016	2017	2018	2019
Capital Goods	(25.3)	(10.2)	6.2	7.1	(0.5)
Intermediate Goods	(5.2)	(6.5)	1.7	0.1	(2.2)
Consumer Goods	(9.4)	(5.4)	3.2	1.3	1.2
Durable Goods	(18.5)	(14.4)	13.2	7.9	2.1
Nondurable Goods	(9.6)	(3.8)	(1.2)	2.7	(2.3)

Source: IBGE

Mining, Oil and Gas

The mining, oil and gas subsector contracted 1.1% in 2019, after 0.8% growth in 2018. This subsector represented 2.6% of GDP in 2019.

I. Oil and Gas.

The National Oil and Gas Agency (Agência Nacional do Petróleo, Gás Natural e Biocombustíveis or “ANP”) is an independent regulatory agency linked to the Ministry of Mines and Energy, which regulates the oil industry in Brazil. The ANP is responsible for conducting public tender offers for drilling, oil and gas concessions in defined areas or blocks. The concession regime covers roughly 98% of the Brazilian sedimentary basin.

In 2010, the Federal Government implemented a mixed regime for Brazilian oil and gas production, regulating concessions and production sharing agreements (the “Oil and Gas Regime”). The Federal Government (i) granted Petrobras the right to explore up to five billion BOE (Barrels of Oil Equivalent) in certain areas of the pre-salt fields not subject to concession (the “Petrobras Transfer of Rights Agreement”); and (ii) established a production sharing regime for oil and gas exploration and production in pre-salt fields not under concession and other areas designated as strategic areas by the Federal Government (the “Production Sharing Regime”). Prior to 2016, Petrobras was required to be the exclusive operator of any pre-salt deep-water field, subject to a minimum 30% Petrobras participation interest. Under the Production Sharing Regime, the National Energy Policy Council (Conselho Nacional de Política Energética or “CNPE”), prior to conducting a public bid, gives Petrobras a preference right to act as the operator of any pre-salt deep-water field at a minimum consortium interest of 30%. If Petrobras opts to not exercise its preference right, exploration and production rights for the blocks are subsequently offered under public bids. Winning bids are determined based on which bidder offers the Federal Government the highest share of excess oil, also known as “profit oil.” Since 2013, there have been several production sharing bidding rounds of blocks in the pre-salt fields. The most recent production sharing bidding round was held on November 7, 2019.

On April 18, 2019, in response to limitations to the Oil and Gas Regime regarding amounts that may be extracted from certain pre-salt fields, the CNPE authorized the ANP to hold a Transfer of Rights Surplus Production Sharing Bidding Round, which took place on November 6, 2019.

The average annual daily oil and gas production from the pre-salt layer reached an average of 2.2 million barrels of oil equivalent per day in 2019, a 21% increase in comparison to 2018. Pre-salt layer production represents approximately 61.3% of total oil and gas production in Brazil.

Brazilian production reached approximately 1,017.5 million barrels of oil and 44.7 billion cubic meters of natural gas in 2019, which represents a decrease of 7.8% in oil production and an increase of 9.5% in natural gas production compared to 2018.

Between 2009 and 2019, oil production grew by 43%, while natural gas production grew by 112%. The significant increase in oil and gas production can be attributed to the discovery of new production areas, which led to an increase in proven reserves.

In 2019, there was a slight increase in revenues from royalties (0.83%), when compared to 2018.

II. Ethanol and Biodiesel.

The ANP also regulates ethanol production in Brazil. The Federal Government has continuously supported the development of technologies, production and distribution of ethanol as an alternative to petroleum.

As the world’s largest producer of sugarcane ethanol, Brazil is now at the forefront of renewable energy among developing countries. Ethanol production comprises several activities such as development of special sugarcane varieties, crop techniques, processing, storage and distribution and flex fuel engine technology. Recently, research has been focused on the development of sugarcane varieties, second-generation ethanol, and optimization of agricultural and industrial production processes. In 2019, national production of anhydrous and hydrated ethanol reached 35.3 million cubic meters, an increase of 6.9% compared to production in 2018.

The Federal Government also promotes biodiesel production and its use as a sustainable energy source through the National Program for the Production and Use of Biodiesel (Programa Nacional de Produção e Uso do Biodiesel). Biodiesel production reached 5.9 million cubic meters in 2019, an increase of 10.9% when compared to production in 2018.

Manufacturing

The manufacturing subsector grew by 0.1% in 2019 after a 1.5% growth in 2018. The growth was mainly a result of an increase in value added from the manufacture and production of metal, food and beverages and equipment used in the production of oil and gas. The manufacturing subsector represented 9.4% of GDP in 2019, a 1.1.% contraction when compared to 2018.

Public Utilities

The public utilities subsector (electricity and gas, water, sewage and urban cleaning) grew by 1.9% in 2019 after growing by 2.6% in 2018, corresponding to 2.7% of GDP in 2019.

Construction

The construction sector grew 1.6% in 2019, following a 3.8% contraction in 2018. The construction sector represented 3.2% of GDP in 2019.

Services

Services, which include retail, transportation, communications, financial services, rental services and government subsectors such as public education, public health and public services in general, represent more than 60% of Brazil’s GDP. The services sector grew by 1.3% in 2019 after growing 1.5% in 2018.

I. Transportation

i. Roads

Brazil has a road network of approximately 1.7 million kilometers, of which approximately 12.4% is paved, according to the National Confederation of Transportation (Confederação Nacional do Transporte). Most paved roads are maintained by federal and state authorities, while the vast majority of unpaved roads are under the responsibility of municipal authorities.

ii. Railroad

Between 2009 and 2019, freight traffic on railways in Brazil increased from 245.5 billion paid metric tons times kilometers travelled (Revenue Tonne Kilometres or “RTK”) to 366.4 billion RTKs, an increase of 49.3%. Brazil’s railway system currently consists of approximately 31.2 thousand kilometers.

iii. Air

Major Brazilian cities are served by both domestic and international airlines, and many smaller communities benefit from scheduled service by domestic airlines. In 2019, there were 85.7 million airline passengers in the 55 airports managed by Infraero, the state-owned enterprise that manages airports in Brazil.

The National Civil Aviation Agency (Agência Nacional de Aviação Civil) is responsible for monitoring the airports and managing airport concession contracts. In 2011, a government program has been designed to improve and revamp the airport infrastructure of the country. Through this program, the Federal Government has granted concessions to private companies to run the major airports in the country.

iv. Water

With 8,500 kilometers of sea coast, the Brazilian port industry handles more than 90% of Brazil’s exports. In 2019, around 1.1 billion tons of products passed through Brazilian ports (same volume when compared to 2018). Brazil’s main ports are located in the cities of Rio de Janeiro, Santos, Paranaguá, Rio Grande and São Sebastião. Of the 36 public ports managed by the Ministry of Infrastructure (Ministério da Infraestrutura), 17 are supervised by, granted to or operated by state and municipal governments. The other 19 maritime ports are administered directly by companies that are majority-owned by the Federal Government.

II. Telecommunications

The Brazilian Telecommunication Regulatory Agency (Agência Nacional de Telecomunicações or “ANATEL”) is the agency responsible for regulating the telecommunications sector. The telecommunications sector includes telecommunications services (including fixed line and mobile telephony and internet access providers), computer services (including software development and data processing), audiovisual services (including cable TV programming and advertising and merchandising for TV and radio) and other services.

In 2019, investment in the telecommunications sector amounted to R$33.0 billion, including concessions, which represents an increase of 6.8% when compared to 2018. Since the privatization of the sector, total investment in the telecommunication sector reached R$464.0 billion (current value) plus R$49.0 billion in concessions. Communication services increased by 4.1% in 2019 when compared to 2018.

Agriculture and Livestock

Brazil’s agriculture and livestock sector is among the most productive and competitive in the world, according to the United States Department of Agriculture (“USDA”). Despite the slowdown in global agricultural trade, Brazilian agricultural exports share in the international market has been increasing and Brazil is consolidating its position as one of the leading agricultural producers and exporters, according to the World Trade Organization. According to data from the USDA, Brazil is the largest producer and exporter in the world of coffee, soybeans and sugar.

The agriculture and livestock sector, which represents approximately 4.4% of Brazil’s GDP, expanded 1.3% in 2019, after an expansion of 1.4% in 2018. This increase in production can be attributed to positive performance in both agriculture and livestock.

In 2019, agricultural exports accounted for approximately US$96.9 billion, accounting for 42.9% of Brazil’s total exports, when compared to US$101.2 billion or 42.2% of Brazil’s total exports in 2018. Among the main products exported in 2019, soybeans accounted for 14.4% of Brazil’s total exports; meats accounted for 7.4% and forest products accounted for 5.7%.

Brazil is the second largest producer of beef in the world and the largest global exporter of broiler meat, according to the USDA. In 2019, Brazil accounted for 21.3% of global beef exports.

THE FINANCIAL SYSTEM

General

Brazil’s financial system consists of public and private sector financial institutions. As of December 31, 2019, the Brazilian financial system included 133 multi-service banks, 21 commercial banks, 14 investment banks and numerous savings and loan, brokerage and leasing financial institutions. A significant portion of the activities of federal and state banks involves lending Federal Government funds to industrial, agricultural and building development companies.

The principal authorities that regulate Brazilian financial institutions are (i) the CMN, the highest-level federal agency responsible for Brazil’s monetary policy, (ii) the Central Bank, responsible for the implementation, regulation and supervision of the financial system and (iii) the CVM, responsible for the development and regulation of the Brazilian capital markets.

In 2019, the average leverage of the Brazilian banking system was approximately 3.8 times shareholders’ equity and Brazilian private sector financial institutions were generally well-capitalized. Public sector banks, which play an important role in the Brazilian banking industry, accounted for 57.7% of the banking system’s total demand deposits and 38.4% of total assets as of December 2019.

Institutional Framework

Brazilian monetary and credit policies are formulated by the CMN with the principal objective of promoting Brazilian monetary stability, in addition to economic and social development. The CMN issues general guidelines for the operation of the national financial system and is responsible for (i) adapting the volume of money supply to the conditions of the economy, (ii) regulating the internal and external value of currency and the equilibrium of the balance of payments, (iii) guiding investments of funds of financial institutions, (iv) promoting the improvement of institutions and financial instruments, (v) ensuring liquidity and solvency of financial institutions, (vi) coordinating monetary, credit, budgetary and internal and external public debts and (viii) setting inflation targets and tolerance intervals. The CMN is managed by its three members: the Minister of Finance, the Secretary of Finance and the President of the Central Bank.

The Central Bank is responsible for ensuring the stability of the Brazilian Real’s purchasing power and a solid and efficient financial system, and it implements the monetary, currency and credit policies established by the CMN. Within the Central Bank, COPOM establishes the guidelines for monetary policy and sets the short-term interest rate target. The Central Bank is managed by a board of directors. The President and each director are appointed by the President of the Republic, subject to confirmation by the Senate.

Monetary Policy and Money Supply

Selic

In the first half of 2019, COPOM maintained the Selic rate at 6.5% per year. In the second half of 2019, COPOM lowered the Selic rate by 2.0% in total, in 0.5% increments in a series of four separate decisions made during this period. By the end of 2019, the Selic rate was 4.5% per year.

Inflation

Brazil adopted an inflation-targeting monetary policy framework in 1999. The CMN sets annual inflation targets and tolerance intervals based on the IPCA, Brazil’s principal inflation index, while the Central Bank uses monetary policy instruments, principally the Selic rate, to achieve the inflation targets. The Selic rate is a market-determined overnight rate for operations with federal bonds that functions as Brazil’s basic interest rate.

The following table sets forth the IPCA for the periods indicated.

Table No. 14

Broad National Consumer Price Index (IPCA)

Trailing Twelve Months

2015 December	10.67
2016 December	6.29
2017 December	2.95
2018 December	3.75
2019 December	4.31

Source: IBGE

As of December 31, 2019, accumulated IPCA for the previous 12 months was 4.31%, slightly above the accumulated IPCA of 3.75% registered in 2018. Food and Beverages, especially meat, exerted the biggest influence on the indexes over the year.

From 2006 to 2016, the CMN established an inflation target of 4.5%, with a tolerance level of plus or minus 2 percentage points. For 2018, the inflation target set by the CMN was 4.5% with a tolerance interval of plus or minus 1.5 percentage points. Historically, the Central Bank met its inflation targets in each year, with the exception of 2015 and 2017.

For 2020, the inflation target set by the CMN is 4.0% with a tolerance interval of plus or minus 1.5 percentage points.

For 2021 and 2022 the inflation targets are 3.75% and 3.50%, respectively, with a tolerance interval of plus or minus 1.5 percentage points.

Open Market Operations

The Central Bank periodically intervenes in the overnight funds market to provide liquidity and maintain the Selic rate near the target rate. Among other strategies to control liquidity levels, the Central Bank enters into open market transactions, including definitive or resale and repurchase agreements (operações compromissadas), which are indexed to the Selic rate.

Open market operations totaled R$951.5 billion (14.5% of GDP) in 2019, compared to R$1,128.3 billion (16.4% of GDP) in 2018.

Swap Transactions

As part of its implementation of monetary and foreign exchange policy, the Central Bank periodically enters into interest rate and foreign exchange swaps conducted through auctions in the Central Bank’s electronic system and recorded in the B3 systems. The Central Bank generally enters into two types of swap contracts: (i) exchange swaps with periodic adjustments (Swap Cambial com Ajuste Periódico), which are based on the difference between the effective interest rate of interbank deposits and the Brazilian Real-U.S. Dollar exchange rate, and (ii) exchange swaps with periodic adjustments based on one-day repurchase agreements, which are based on the difference between the Selic rate and the Brazilian Real-U.S. Dollar exchange rate. B3 assumes all credit risk arising from these swap transactions.

The amount of swaps decreased from R$259.9 billion in December 2018 to R$140.8 billion in December 2019.

Reserve Requirements and Money Supply

The Central Bank sets mandatory reserve requirements for all depositary institutions, commercial banks, multi-service banks, investment banks, development banks and savings and loans financial institutions. These reserve requirements are applied to a wide range of banking activities and transactions, such as demand deposits, savings deposits, time deposits, debt assumption transactions, automatic reinvestment deposits, funding transactions, repurchase agreements and export notes. For example, financial institutions are generally required to deposit 21% of their average daily balance of demand deposits in excess of R$500 million in a non-interest-bearing account with the Central Bank.

The following table sets forth selected information regarding changes in the monetary base and money supply for the periods indicated.

Table No. 15

Percentage Increases/Decreases in Monetary Base and Money Supply

	2015	2016	2017	2018	2019
Monetary Base(1)	(3.1)%	5.9%	9.8%	1.8%	4.8%
M1(2)	(4.9)%	4.0%	5.7%	6.9%	9.1%
M2(3)	6.3%	3.8%	4.0%	10.4%	9.9%

(1)	“Monetary Base” represents Central Bank liabilities including, but not limited to, currency and deposits held by commercial banks.
(2)	“M1” represents currency plus demand deposits.
(3)	Preliminary data. “M2” represents M1 plus special interest-bearing deposits, savings deposits, and securities issued by custodian institutions.

Source: Central Bank

Foreign Exchange Rates and Exchange Controls

Foreign Exchange Policy

The Brazilian foreign exchange system is structured to enable the Federal Government, through the Central Bank, to regulate and control foreign exchange transactions carried out in Brazil.

When a major imbalance in Brazil’s balance of payments occurs or is foreseeable, the Federal Government is authorized to temporarily impose restrictions on (i) the remittance to foreign investors of the proceeds of their investments in Brazil and (ii) the conversion of Brazilian currency into foreign currencies. In addition, the Federal Government may take measures to control the inflow of foreign capital from time to time in order to minimize volatility, stabilize the exchange rate and reduce the effects of speculative activity.

One of the mechanisms through which the Federal Government controls inflows of foreign capital is the Financial Transactions Tax (Imposto sobre Operações Financeiras or “IOF”). The IOF is levied on credit transactions, foreign exchange transactions, insurance transactions and transactions involving securities at varying rates.

The following table sets forth certain information regarding Brazil’s foreign exchange transactions.

Table No. 16

Foreign Exchange Transactions

In Millions of U.S. Dollars

	2015	2016	2017	2018	2019
Commercial	25,486	47,309	52,924	47,740	17,475
Financial	(16,071)	(51,562)	(52,299)	(48,735)	(62,244)
Total	9,414	(4,252)	625	(995)	(44,768)

Note: Numbers may not total due to rounding.

Source: Central Bank

Foreign Exchange Rates

In 1999, the Federal Government adopted a floating exchange rate for the Real. The following table sets forth certain exchange rate information reported by the Central Bank for the sale of U.S. Dollars, expressed in nominal Reais, for the periods indicated. The Federal Reserve Bank of New York does not report a noon buying rate for the Real.

Table No. 17

Commercial Exchange Rates

R$/US$1.00 (Sell Side)

	2015	2016	2017	2018	2019
Average for Period(1)	3.34	3.48	3.19	3.66	3.95
End of Period	3.90	3.26	3.31	3.87	4.03
% Change (End of Period)	47.0%	(16.5)%	1.5%	17.1%	4.0%

Note: Numbers may not total due to rounding.

(1)	Weighted average of the exchange rates on business days during the period.

Source: Central Bank

Financial Institutions

Public Sector Financial Institutions

Brazil’s main public sector financial institutions are Banco do Brasil, BNDES and CEF.

Banco do Brasil. Banco do Brasil, one of Brazil’s largest multi-service banks, is a mixed-ownership company, with the Federal Government holding a majority of its voting shares. It primarily functions as a private multi-service bank, but also has some lending programs that implement certain CMN policies. It is also the principal mechanism through which the Federal Government implements its rural credit policy. Banco do Brasil is the main recipient of loans from the National Treasury and federal agencies. On December 31, 2019, Banco do Brasil (i) had assets of R$1.4 trillion, (ii) had a net worth of R$98.9 billion and (iii) was the second largest bank in Latin America with respect to assets.

BNDES. BNDES, a development bank wholly owned by the Federal Government, is primarily engaged in providing medium- and long-term financing to the Brazilian private sector. As of December 31, 2019, BNDES and entities under its control had assets of approximately R$739.9 billion and a net worth of approximately R$104.8 billion. In 2019, BNDES repaid R$100.0 billion of its outstanding loans to the National Treasury.

CEF. CEF is a savings bank wholly owned by the Federal Government. It is primarily involved in deposit-taking and financing for housing and related infrastructure and may be used by the Federal Government to provide social services. Its main activities relate to raising funds through savings accounts, escrow and time deposits and investment in loans substantially linked to housing. CEF’s assets as of December 31, 2019, were approximately R$1.3 trillion, and its net worth as of the same date was approximately R$50.4 billion.

Other Financial Institutions.

Other federal financial institutions include the Bank of the Amazon (Banco da Amazônia), whose mission is to promote development in the Amazon region and the Bank of the Northeast of Brazil (Banco do Nordeste do Brasil), which is almost wholly owned by the Federal Government and has the mission of promoting sustainable development in northeastern Brazil.

Private Sector Financial Institutions

Brazil permits the establishment of multi-service banks, which are licensed to provide a full range of commercial banking, investment banking (including securities underwriting and trading), consumer financing and other services, including fund management and real estate finance.

Private sector financial institutions include commercial banks, investment banks, multi-service banks and other financial institutions. Brazil’s 18 private sector commercial banks and 90 private multi-service banks with commercial portfolios are engaged in wholesale and retail banking. They are particularly active in taking demand deposits and lending for short-term working capital purposes. Brazil’s 10 private investment banks are engaged primarily in collecting time deposits, specialized lending and underwriting securities. As of December 31, 2019, the consolidated net worth of the private sector banking institutions in Brazil was R$573.0 billion.

Banking Supervision

The Central Bank implements the CMN’s currency and credit policies and supervises financial institutions according to the following objectives: (i) evaluate risks assumed by, and management capacity of, financial institutions, (ii) verify compliance with applicable norms and laws, (iii) stimulate the dissemination of information by financial institutions and (iv) supervise conduct with the objective of combating financing of terrorists and preventing money laundering.

Along with public and private banking institutions, the Central Bank supervises credit, finance and investment companies, savings banks and credit unions, including stock exchanges, insurance and capitalization companies and individuals or entities who carry out activities performed by financial institutions, among others. The Central Bank also oversees the operations of the national rural credit system and of the housing finance system, monitors the registration of foreign capital and exchange transactions and monitors the granting of credit to the public sector.

In addition, the Central Bank is responsible for maintaining financial stability in Brazilian markets. In 2011, the Central Bank created the Financial Stability Committee (Comitê de Estabilidade Financeira) with the main objective of monitoring financial stability and establishing guidelines and strategies to mitigate risks to the financial system, which include imposing adequate capital requirements, liquidity, savings deposit insurance and loan loss reserve requirements on regulated financial institutions, among other measures.

Financial System Solvency

Since 2011, the Central Bank has issued several resolutions and guidelines to implement the most recent recommendations of the Basel Committee on Banking Supervision regarding the capital structure of financial institutions (“Basel III”). Implementation of the new capital structure in Brazil commenced on October 1, 2013, and will follow the agreed international schedule until the completion of the process, in early 2022.

Results through 2019 of the Central Bank’s periodic stress tests of the Brazilian financial system indicate that it maintains adequate shock absorbing capacity as a result of its present capital levels.

Derivatives and Investment Securities

Derivatives and investment securities are subject to various financial reporting requirements issued by the Central Bank. Securities held by financial institutions are required to be classified into certain categories, with such classifications determining mark to market requirements and accounting treatment. Financial institutions are also subject to specific hedge accounting rules regarding derivatives transactions, including monthly mark-to-market (“OTC”) requirements, classification requirements, and requirements to disclose certain information, including strategy. The CMN authorizes financial institutions to enter into a wide range of non-standard options in the over-the-counter market as long as the derivative is registered in the OTC market or in a system organized by authorized institutions.

Deposit Insurance

Since 1995, Brazil has maintained a deposit insurance system through the Credit Guarantee Fund (Fundo Garantidor de Crédito or “FGC”), a non-profit civil association that provides guaranties. The deposit insurance system protects creditors in the event of intervention, non-judicial liquidation, bankruptcy or other insolvency of an institution. With the exception of credit cooperatives, the participants in the FGC are all financial institutions and savings and loan associations.

The FGC, whose guaranties cover up to R$250,000 per person of covered claims, guarantees demand deposits, savings deposits, time deposits (in both book entry and certificated form), bills of exchange, real estate bonds, mortgage bonds and agribusiness credit bills, among other liabilities.

The CMN also allows financial institutions to issue Time Deposits with Special Guarantee (Depósitos a Prazo com Garantia Especial or “DPGE”), which are guaranteed by the FGC by up to R$20 million. The DPGEs serve as a key source of funds used by small- and medium-sized banks in Brazil.

As of December 31, 2019, the total equity of the FGC was R$80.6 billion.

Loan Loss Reserves

The CMN has a nine-category classification system for loans and other extensions of credit, which are assigned ratings ranging from AA to H based on perceived credit risk of the borrower or guarantor and the nature of the credit transaction. The ratings are initially assigned when the extension of credit is made and thereafter are re-evaluated on a monthly basis.

In 2019, the credit operations classified between E and H decreased from 7.4% in 2018 to 7.3% of the outstanding credit. The delinquency rate (percentage of operations in arrears for over 90 days) remained stable at approximately 2.8% in December 2019 compared to December 2018.

Foreign Currency Loans

Financial institutions in Brazil are permitted to borrow foreign currency-denominated funds in the international markets either through direct loans or through the issuance of debt securities. CMN Resolution No. 3,844, dated March 23, 2010, regulates the entry of foreign capital into Brazil, which must be registered with the Central Bank. Pursuant to the CMN resolution, financial institutions may borrow foreign currency-denominated funds in the international markets for the purpose of investment in the domestic market, without regard to minimum periods of amortization and retention of the funds in Brazil. Instead, other measures, such as the IOF, may be used to influence short-term capital flows.

Payment Settlement System

Payment orders in the Reserves Transfer System (Sistema de Transferência de Reservas) cannot be processed unless there is a sufficient balance in the paying institution’s reserve account. To avoid payment interruptions, the Central Bank introduced an intra-day credit line backed by National Treasury securities. There is no financial cost for this line, as long as repayment is made the same day; payments not made on the same day are treated as overnight loans for which a penalty rate is charged to the institution with the overdraft. This real-time gross settlement system is intended to prevent intra-day overdrafts from being created in the payment system.

Foreign Banks

Currently, foreign banks may only operate in Brazil with prior authorization by decree issued by the executive branch. Foreign banks are subject to the same rules, regulations and requirements applicable to Brazilian financial institutions.

As of December 31, 2019, there were 68 foreign-controlled or foreign-affiliated banks operating in Brazil and 10 banks in Brazil with significant foreign participation. As of December 2019, foreign bank participation reached 13.2% in total assets and 13.9% in shareholders’ equity of the Brazilian financial system.

Securities Markets

Securities Regulation

The CVM, an autonomous, independent and decentralized agency linked to the Federal Government, implements the policies of the CMN relating to the organization and operation of the Brazilian securities market. It is responsible for regulating Brazil’s stock exchanges, protecting investors and shareholders against fraud or manipulation with respect to securities traded on Brazilian stock exchanges and promulgating accounting and reporting rules to ensure public access to information on issuers and their traded securities. The CVM’s main objectives are to (i) promote the development of the stock market, (ii) promote the efficiency and regular operation of the stock and over-the-counter markets, (iii) protect the holders of securities and market investors against irregularities in the issuance of securities, (iv) ensure public access to information on traded securities and issuers and (v) continuously monitor the activities and services of the securities market.

The Central Bank has licensing authority over brokerage firms and dealers and controls foreign investment and foreign exchange transactions.

Brazilian Stock Exchange

B3 S.A. – Brasil, Bolsa, Balcão (formerly BM&FBOVESPA) is one of the world’s largest financial market infrastructure providers by market value. B3 was established in March 2017 when the securities, commodities and futures exchange activities of BM&FBOVESPA were combined with the activities of Cetip, a provider of financial services for the organized OTC market.

The table below sets forth certain indicators of market activity on B3.

Table No. 18

Market Activity on B3

	2015		2016		2017		2018		2019
Number of Listed Companies		358		350		343		339		328
Market Capitalization (in billions of U.S. Dollars)	US$	502.6	US$	743.3	US$	923.7	US$	911.9	US$	1,143.1
Market Volume (1) (in billions of U.S. Dollars)	US$	427.9	US$	566.6	US$	648.8	US$	773.9	US$	1,059.1

(1)	Exchange rate (sell side) at the last business day of December 31 of each year.

Source: B3

BALANCE OF PAYMENTS

The balance of payments records a country’s economic transactions with the rest of the world over a one-year period. The following table sets forth information regarding Brazil’s balance of payments for each of the periods indicated.

Table No. 19

Balance of Payments(1)

In Millions of U.S. Dollars

	2015	2016	2017	2018	2019
Current Account	(54,472)	(24,230)	(15,015)	(41,540)	(49,452)
Balance on Goods	17,655	44,635	63,959	53,047	40,782
Exports	190,077	184,315	218,069	239,537	225,821
Imports	172,422	139,680	154,109	186,490	185,039
Services	(36,916)	(30,447)	(37,927)	(35,734)	(35,139)
Primary Income Balance	(37,963)	(41,544)	(43,170)	(58,825)	(56,059)
Secondary Income Balance	2,751	3,126	2,123	(28)	964
Capital Account(2)	461	274	379	440	369
Financial Account	(56,152)	(15,713)	(9,926)	(42,422)	(51,511)
Direct Investment	(61,604)	(59,601)	(47,545)	(76,138)	(56,474)
Net acquisition of financial assets	3,134	14,694	21,341	2,025	22,085
Net incurrence of liabilities	64,738	74,295	68,885	78,163	78,559
Portfolio Investments	(17,839)	20,033	17,724	6,861	22,247
Net acquisition of financial assets	(3,569)	(599)	12,371	458	11,213
Net incurrence of liabilities	14,270	(20,632)	(5,353)	(6,403)	(11,034)
Financial derivatives and employee stock options	3,450	(969)	705	2,754	1,673
Other Investments	18,272	15,586	14,097	21,174	7,098
Net acquisition of financial assets	26,599	17,588	(1,654)	9,862	3,810
Net incurrence of liabilities	8,326	2,002	(15,750)	(11,313)	(3,288)
Reserve Assets	1,569	9,237	5,093	2,928	(26,056)
Net Errors and Omissions	(2,141)	8,243	4,709	(1,322)	(2,428)

Note: Numbers may not total due to rounding.

(1)	Figures calculated in accordance with methodology set forth in the International Monetary Fund - Balance of Payments and International Investment Position Manual - Sixth Edition (IMF BPM6).
(2)	Includes migrant transfers.

Source: Central Bank

Current Account

Brazil has had current account deficits since 2008. In 2019, the current account deficit represented 2.7% of GDP, an increase from the 2.2% of GDP deficit registered in 2018. This increase was partially driven by a weaker trade balance in 2019, registering a surplus of US$40.8 billion, in comparison with a US$53.0 billion surplus in 2018.

Balance of Goods

The following table provides information on the principal foreign trade indicators for the periods specified.

Table No. 20

Principal Foreign Trade Indicators

	2015	2016	2017	2018	2019
Exports
$ in millions	190,077	184,315	218,069	239,537	225,821
% change (1)	(15.2)%	(3.0)%	18.3%	9.8%	(5.7)%
% of GDP	10.6%	10.2%	10.6%	12.7%	12.3%
1,000 tons	636,397	645,315	691,915	705,994	618,292
% change(3)	10.4%	1.4%	7.2%	2.0%	(12.4)%
Imports
$ in millions	172,422	139,680	154,109	186,490	185,039
% change(1)	(25.3)%	(19.0)%	10.3%	21.0%	(0.8)%
% of GDP	9.6%	7.8%	7.5%	9.9%	10.1%
1,000 tons	146,471	138,412	147,949	151,565	153,198
% change(3)	(12.9)%	(5.5)%	6.9%	2.4%	1.1%
Exports/Imports(2)	(1.1)	(1.3)	(1.4)	(1.3)	(1.2)
Trade Balance
$ in millions	17,655	44,635	63,959	53,047	40,782
% change(1)	(366.3)%	152.8%	43.3%	(17.1)%	(23.1)%
% of GDP	1.0%	2.5%	3.1%	2.8%	2.2%
GDP ($ in millions )	1,796,168	1,800,134	2,062,508	1,884,760	1,839,292

Note: Numbers may not total due to rounding.

(1)	Percentage change from previous year.
(2)	Percentage change in volume, by weight.
(3)	Exports divided by imports.

Source: Central Bank and Ministry of Industry, Foreign Trade and Services (Ministério da Indústria, Comércio Exterior e Serviços)

Exports

Since 2009, the largest market for Brazilian products has been Asia, followed by the European Union. The following table sets forth certain information regarding the destination of Brazil’s exports for the periods indicated.

Table No. 21

Exports by Region (FOB Brazil)(1)

In Millions of U.S. Dollars, except for percentages(2)

	2015		2016		2017		2018		2019
Asia (ex-Middle Eastern)	63,365	33.2%	62,138	33.5%	78,743	36.2%	93,176	38.9%	93,231	41.4%
China, Hong Kong and Macau	37,649	19.7%	37,395	20.2%	50,173	23.0%	66,680	27.9%	65,840	29.2%
ASEAN (1)	10,699	5.6%	10,616	5.7%	11,114	5.1%	11,607	4.9%	11,848	5.3%
Others	7,051	3.7%	6,641	3.6%	9,116	4.2%	7,129	3.0%	6,662	3.0%
Japan	4,844	2.5%	4,604	2.5%	5,263	2.4%	4,321	1.8%	5,432	2.4%
South Korea	3,122	1.6%	2,881	1.6%	3,077	1.4%	3,439	1.4%	3,450	1.5%
Europe	40,865	21.4%	39,812	21.5%	41,529	19.1%	48,299	20.2%	42,502	18.9%
European Union	33,941	17.8%	33,357	18.0%	34,900	16.0%	42,108	17.6%	35,896	15.9%
Others	4,461	2.3%	4,155	2.2%	3,893	1.8%	4,536	1.9%	4,987	2.2%
Russia	2,463	1.3%	2,300	1.2%	2,737	1.3%	1,655	0.7%	1,619	0.7%
South America	31,029	16.2%	30,034	16.2%	35,248	16.2%	35,166	14.7%	27,952	12.4%
Mercosul	17,993	9.4%	18,382	9.9%	22,613	10.4%	20,832	8.7%	14,749	6.5%
Andean Community of Nations	6,076	3.2%	6,261	3.4%	7,096	3.3%	7,315	3.1%	7,560	3.4%
Others	6,960	3.6%	5,391	2.9%	5,539	2.5%	7,019	2.9%	5,642	2.5%
North America	30,007	15.7%	29,335	15.8%	34,106	15.7%	36,556	15.3%	37,996	16.9%
United States of America	24,059	12.6%	23,156	12.5%	26,873	12.3%	28,697	12.0%	29,716	13.2%
Mexico	3,586	1.9%	3,813	2.1%	4,514	2.1%	4,505	1.9%	4,898	2.2%
Canada	2,362	1.2%	2,366	1.3%	2,719	1.2%	3,355	1.4%	3,382	1.5%
Middle Eastern	9,955	5.2%	10,146.2	5.5%	11,671.28	5.4%	9,768.9	4.1%	10,812	4.8%
Africa	8,197	4.3%	7,831	4.2%	9,393	4.3%	8,101	3.4%	7,536	3.3%
Central America and Caribbean	4,644	2.4%	3670.4	2.0%	4240.92	1.9%	5665.0	2.4%	4570	2.0%
Non-Declared	2,419	1.3%	1,731	0.9%	2,240	1.0%	1,839	0.8%	15	0.0%
Oceania	490	0.3%	533.8	0.3%	567.20	0.3%	693.6	0.3%	770	0.3%
Total	190,971	100.0%	185,232	100.0%	217,739	100.0%	239,264	100.0%	225,383	100.0%

Note: Numbers may not total due to rounding.

(1)	According to the MERCOSUL Common Nomenclature (Nomenclatura Comum do MERCOSUL or “NCM”).
(2)	Percentages of total exports.
(3)	Association of Southeast Asian Nations.

Source: Ministry of Industry, Foreign Trade and Services

The following table sets forth certain information regarding exports by product categories.

Table No. 22

Brazilian Exports (FOB)(1)

In Millions of U.S. Dollars, except for percentages(2)

	2015		2016		2017		2018		2019
Primary products	87,100.4	45.6	79,158.7	42.7	101,063.3	46.4	119,192.9	49.8	119,017.4	52.8
Industrialized products(3)	103,870.7	54.4	106,073.4	57.3	116,675.9	53.6	120,071.1	50.2	106,366.1	47.2
Semi-manufactured	26,458.4	13.9	27,962.5	15.1	31,434.1	14.4	30,478.1	12.7	28,431.2	12.6
Manufactured(4)	77,412.3	40.5	78,110.9	42.2	85,241.8	39.1	89,593.0	37.4	77,934.9	34.6
Total	190,971.1	100.0	185,232.1	100.0	217,739.2	100.0	239,264.0	100.0	225,383.5	100.0

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total exports.
(3)	The sum of semi-manufactured and manufactured products.
(4)

Includes Special Transactions. Special Transactions code used when specific product codes are not identifiable for transactions such as: purchase and sale of ships and airplanes to be used for international transportation, purchase and sale of drilling platforms to be used in international waters, ships, airplanes and other transportation vehicles (on board consumption), postal packages, non-financial leases, personal property of migrants, donations and duty-free shops.

Source: Ministry of Industry, Foreign Trade and Services

The following table sets forth certain information regarding exports by major commodity groups for the periods indicated.

Table No. 23

Exports (FOB Brazil)(1)

In Millions of U.S. Dollars, except for percentages(2)

	2015		2016		2017		2018		2019
Livestock and Animal Products	14,437	7.6%	13,900	7.5%	15,380	7.1%	15,009	6.3%	16,889	7.5%
Vegetable Products	34,097	17.9%	29,991	16.2%	37,256	17.1%	43,851	18.3%	40,437	17.9%
Oils, Fat and Waxes of Animals and Plants	1,626	0.9%	1,251	0.7%	1,441	0.7%	1,403	0.6%	1,031	0.5%
Food, Beverage and Tobacco	22,337	11.7%	24,433	13.2%	25,186	11.6%	21,898	9.2%	19,903	8.8%
Mineral Products	31,113	16.3%	28,062	15.1%	41,803	19.2%	53,981	22.6%	56,723	25.2%
Chemical Products and Derivatives	9,986	5.2%	9,207	5.0%	10,629	4.9%	10,802	4.5%	10,174	4.5%
Plastic and Rubber, and Derivatives	5,124	2.7%	5,122	2.8%	5,456	2.5%	5,143	2.1%	4,737	2.1%
Fur, Leather and Derivatives	2,370	1.2%	2,148	1.2%	2,007	0.9%	1,523	0.6%	1,232	0.5%
Wood, Wood Charcoal and Derivatives	2,272	1.2%	2,363	1.3%	2,781	1.3%	3,145	1.3%	2,905	1.3%
Paste of Wood, Paper and Derivatives	7,665	4.0%	7,496	4.0%	8,315	3.8%	10,342	4.3%	9,535	4.2%
Textile Materials and Derivatives	2,370	1.2%	2,213	1.2%	2,372	1.1%	2,670	1.1%	3,568	1.6%
Shoes, Hats, Etc	1,119	0.6%	1,169	0.6%	1,283	0.6%	1,140	0.5%	1,097	0.5%
Articles of Stone, Ceramic, Glass, Etc	1,925	1.0%	1,847	1.0%	1,883	0.9%	1,870	0.8%	1,722	0.8%
Natural Pearls, Precious Stones, Etc	2,754	1.4%	3,376	1.8%	3,306	1.5%	3,348	1.4%	4,245	1.9%
Common Metals and Derivatives	15,241	8.0%	13,406	7.2%	16,315	7.5%	17,583	7.3%	16,429	7.3%
Machineries and Equipments, Electric Materials, Etc	15,001	7.9%	14,883	8.0%	17,284	7.9%	18,244	7.6%	16,008	7.1%
Transport Materials	16,241	8.5%	19,904	10.7%	19,845	9.1%	22,431	9.4%	15,967	7.1%
Scientific Instruments and Equipments	855	0.4%	858	0.5%	930	0.4%	1,009	0.4%	1,044	0.5%
Weapons and Ammunition	365	0.2%	343	0.2%	476	0.2%	343	0.1%	368	0.2%
Goods and Diverse Products	962	0.5%	938	0.5%	935	0.4%	981	0.4%	973	0.4%
Objects of Art, Collection and Antiques	113	0.1%	198	0.1%	188	0.1%	326	0.1%	389	0.2%
Special Transactions	2,997	1.6%	2,125	1.1%	2,670	1.2%	2,222	0.9%	8	0.0%
Total	190,971	100.0%	185,232	100.0%	217,739	100.0%	239,264	100.0%	225,383	100%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total exports.

Source: Ministry of Industry, Foreign Trade and Services

In 2019, soy products exports represented 13.6% of all Brazilian exports and oil exports represented 11.5% of all Brazilian exports. These items are exported to a wide range of commercial partners, with China being the most significant in volume.

To provide export financing under the terms and conditions prevailing in the international market, the Federal Government established the Export Financing Program (Programa de Financiamento às Exportações or “PROEX”). There are two forms of credit assistance available under the program: direct financing and interest rate equalization. Direct financing can be provided to Brazilian exporters (supplier’s credit) or to foreign importers (buyer’s credit); direct financing may also be provided for the production of goods and services for export. Interest rate equalization is a form of credit assistance through which PROEX pays for part of the charges associated with a loan granted by another financial institution through equalization payments, making the net financial burden of the loan compatible with those available on the international market. The financing period of the program ranges from 60 days to 15 years.

The PROEX budget for 2020 is approximately R$2.7 billion, compared to R$3.7 billion in 2019.

Imports

The following table set forth certain information regarding the sources of Brazil’s imports for the periods indicated.

Table No. 24

Imports by Region (FOB Brazil)(1)

In Millions of U.S. Dollars, except for percentages(2)

	2015		2016		2017		2018		2019
Asia (ex-Middle Eastern)	55,928	32.6%	43,245	31.4%	49,657	32.9%	59,262	32.7%	59,126	33.3%
China, Hong Kong and Macau	31,337	18.3%	23,827	17.3%	27,903	18.5%	35,460	19.6%	35,881	20.2%
ASEAN (1)	7,303	4.3%	6,004	4.4%	7,470	5.0%	7,801	4.3%	7,586	4.3%
Others	6,989	4.1%	4,396	3.2%	5,281	3.5%	6,265	3.5%	6,860	3.9%
Japan	4,877	2.8%	3,567	2.6%	3,763	2.5%	4,356	2.4%	4,094	2.3%
South Korea	5,421	3.2%	5,451	4.0%	5,240	3.5%	5,381	3.0%	4,706	2.7%
Europe	43,227	25.2%	36,462	26.5%	38,289	25.4%	42,177	23.3%	41,559	23.4%
European Union	36,650	21.4%	31,078	22.6%	32,074	21.3%	34,763	19.2%	33,346	18.8%
Others	4,356	2.5%	3,364	2.4%	3,571	2.4%	4,041	2.2%	4,533	2.6%
Russia	2,221	1.3%	2,021	1.5%	2,645	1.8%	3,374	1.9%	3,680	2.1%
South America	21,527	12.6%	18,542	13.5%	20,219	13.4%	22,200	12.2%	20,657	11.6%
Mercosur	12,385	7.2%	11,592	8.4%	11,892	7.9%	13,368	7.4%	12,969	7.3%
Andean Community of Nations	5,062	3.0%	3,634	2.6%	4,477	3.0%	5,277	2.9%	4,431	2.5%
Others	4,079	2.4%	3,316	2.4%	3,850	2.6%	3,554	2.0%	3,257	1.8%
North America	33,273	19.4%	29,200	21.2%	30,846	20.5%	36,129	19.9%	36,551	20.6%
United States of America	26,475	15.4%	23,806	17.3%	24,847	16.5%	28,968	16.0%	30,090	17.0%
Mexico	4,377	2.6%	3,528	2.6%	4,238	2.8%	4,909	2.7%	4,197	2.4%
Canada	2,421	1.4%	1,866	1.4%	1,761	1.2%	2,252	1.2%	2,264	1.3%
Middle Eastern	5,314	3.1%	3,570	2.6%	3,964	2.6%	5,181	2.9%	5,088	2.9%
Africa	8,764	5.1%	4,601	3.3%	5,532	3.7%	6,605	3.6%	5,578	3.1%
Central America and Caribbean	1,601	0.9%	778	0.6%	683	0.5%	1,102	0.6%	744	0.4%
Oceania	1,112	0.6%	887	0.6%	1,426	0.9%	1,189	0.7%	1,025	0.6%
Non-declared	714	0.4%	300	0.2%	134	0.1%	7,384	4.1%	7,019	4.0%
Total	171,459	100.0%	137,586	100.0%	150,749	100.0%	181,231	100.0%	177,348	100.0%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total imports.
(3)	Association of Southeast Asian Nations.

Source: Ministry of Industry, Foreign Trade and Services

By virtue of being a member country of the Mercosul, Brazil is charged a tariff that can vary 2 percentage points from 0% up to 20% (“Mercosul Common Customs Tariff”, Tarifa Externa Comum or “TEC”). However, member countries are entitled to a list of products that, at their discretion, will temporarily not be subject to the TEC. The list of exceptions allowed to each member country are as follows: Argentina, up to 100 products until December 31, 2021; Brazil, up to 100 products until December 31, 2021; Paraguay, up to 649 products until December 31, 2023; and Uruguay, up to 225 products until December 31, 2022. For such products included in the list of exceptions, each member country may impose higher or lower tariffs, as compared to the TEC. The maximum import tariff imposed by Brazil on products included in the list of exceptions was 55%. Up to 20% of the products on the list can be changed every six months. Venezuela has been suspended from Mercosul since December 1, 2016.

The following table sets forth certain information regarding imports by end-use category.

Table No. 25

Brazilian Imports (FOB)(1)

In Millions of U.S. Dollars, except for percentages(2)

	2015		2016		2017		2018		2019
Capital Goods	23,330	13.6%	18,368	13.4%	16,135	10.7%	28,590	15.8%	25,227	14.2%
Consumption Goods	26,810	15.7%	21,729	15.8%	23,266	15.4%	25,478	14.1%	24,630	13.9%
Oil and Fuel	21,717	12.7%	12,407	9.0%	17,575	11.7%	22,034	12.2%	20,670	11.7%
Intermediate Goods	99,414	58.0%	84,960	61.8%	93,664	62.2%	104,961	58.0%	106,693	60.2%
Total	171,272	100.0%	137,464	100.0%	150,640	100.0%	181,062	100.0%	177,220	100.0%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total imports.

Source: Central Bank, with underlying information provided by Ministry of Industry, Foreign Trade and Services

The following table sets forth certain information regarding imports by major commodity groups for the periods indicated.

Table No. 26

Imports (FOB Brazil)(1)

In Millions of U.S. Dollars, except for percentages(2)

	2015		2016		2017		2018		2019
Livestock and Animal Products	2,043	1.2%	2,227	1.6%	2,419	1.6%	2,335	1.3%	2,252	1.3%
Vegetable Products	3,881	2.3%	5,063	3.7%	4,250	2.8%	4,232	2.3%	4,564	2.6%
Oils, Fat and Waxes of Animals and Plants	838	0.5%	901	0.7%	1,036	0.7%	1,069	0.6%	916	0.5%
Food, Beverage and Tobacco	2,751	1.6%	2,790	2.0%	3,500	2.3%	3,415	1.9%	3,217	1.8%
Mineral Products	26,927	15.7%	16,653	12.1%	23,364	15.5%	28,170	15.5%	25,843	14.6%
Chemical Products and Derivatives	32,089	18.7%	28,943	21.0%	31,311	20.8%	36,658	20.2%	37,816	21.3%
Plastic and Rubber, and Derivatives	10,097	5.9%	8,394	6.1%	9,594	6.4%	10,399	5.7%	10,339	5.8%
Fur, Leather and Derivatives	507	0.3%	363	0.3%	478	0.3%	487	0.3%	497	0.3%
Wood, Wood Charcoal and Derivatives	132	0.1%	111	0.1%	109	0.1%	116	0.1%	124	0.1%
Paste of Wood, Paper and Derivatives	1,498	0.9%	1,168	0.8%	1,183	0.8%	1,223	0.7%	1,179	0.7%
Textile Materials and Derivatives	5,860	3.4%	4,213	3.1%	5,092	3.4%	5,650	3.1%	5,410	3.1%
Shoes, Hats, Etc	689	0.4%	492	0.4%	511	0.3%	528	0.3%	550	0.3%
Articles of Stone, Ceramic, Glass, Etc	1,349	0.8%	965	0.7%	1,089	0.7%	1,218	0.7%	1,276	0.7%
Natural Pearls, Precious Stones, Etc	381	0.2%	378	0.3%	437	0.3%	588	0.3%	759	0.4%
Common Metals and Derivatives	10,847	6.3%	7,344	5.3%	8,639	5.7%	11,364	6.3%	13,316	7.5%
Machineries and Equipments, Electric Materials, Etc	45,200	26.4%	38,078	27.7%	38,130	25.3%	40,855	22.5%	43,383	24.5%
Transport Materials	18,417	10.7%	12,980	9.4%	12,780	8.5%	25,175	13.9%	18,352	10.3%
Scientific Instruments and Equipments	5,834	3.4%	4,960	3.6%	5,086	3.4%	5,749	3.2%	5,567	3.1%

	2015		2016		2017		2018		2019
Weapons and Ammunition	39	0.0%	36	0.0%	28	0.0%	77	0.0%	57	0.0%
Goods and Diverse Products	2,041	1.2%	1,516	1.1%	1,701	1.1%	1,896	1.0%	1,906	1.1%
Objects of Art, Collection and Antiques	39	0.0%	13	0.0%	14	0.0%	27	0.0%	26	0.0%
Special Transactions	0.0	0.0%	0.0	0.0%	0.0	0.0%	0.0	0.0%	0.0	0.0%
Total	171,459	100%	137,586	100%	150,749	100%	181,231	100%	177,348	100%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total imports.

Source: Ministry of Industry, Foreign Trade and Services

Financial Account

Foreign Investment

In 2019, direct investment inflows in Brazil were widely spread among the various economic activity sectors and the volume of inflows was at an adequate level to finance the current account deficit. Foreign direct investment in 2019 totaled U.S.$56.5 billion (3.1% of the GDP).

The following table sets forth information regarding foreign direct and portfolio investment in Brazil for each of the years indicated.

Table No. 27

Foreign Direct and Portfolio Investment in Brazil(1)

In Millions of U.S. Dollars

	2015	2016	2017	2018	2019
Portfolio (1)
Net Acquisition of Financial Assets	(3,569)	(599)	12,371	458	11,213
Net Incurrence of Liabilities	14,270	(20,632)	(5,353)	(6,403)	(11,034)
Total	(17,839)	20,033	17,724	6,861	22,247
Direct (2)
Net Acquisition of Financial Assets	3,134	14,694	21,341	2,025	22,085
Net Incurrence of Liabilities	64,738	74,295	68,885	78,163	78,559
Total	(61,604)	(59,601)	(47,545)	(76,138)	(56,474)

Note: Numbers may not total due to rounding.

(1)	Figures calculated in accordance with methodology set forth in the IMF BPM6.

Source: Central Bank

Other than in 2013 and 2014, external financing needs (which are defined as the difference between the current account deficit and net foreign direct investment) have generally been negative since January 2002, as rising foreign direct investments have been greater than the current account deficit.

The following table sets forth the external financing needs of Brazil for each of the years indicated.

Table No. 28

External Financing Needs

In Millions of U.S. Dollars

	2015	2016	2017	2018	2019
Current Account Deficit	54,472	24,230	15,015	41,540	49,452
Foreign Direct Investment	64,738	74,295	68,885	78,163	78,559
External Financial Needs	(10,266)	(50,065)	(53,871)	(36,623)	(29,108)

Note: Numbers may not total due to rounding.

Source: Central Bank

Reserve Assets

International Reserves

The Central Bank publishes the volume of international reserves using two metrics: cash (the most commonly used metric) and international liquidity. The international liquidity metric includes U.S. Dollars receivable by the Central Bank from banks as a result of loans that the Central Bank issued in foreign currency during the last major international financial crisis. These transactions are not included in the cash metric.

The following table sets forth Brazil’s international reserves, according to the international liquidity metric for calculating international reserves.

Table No. 29

International Reserves (International Liquidity Metric)

In Millions of U.S. Dollars

	2015	2016	2017	2018	2019
Total Official Reserves	356,464	365,016	373,972	374,715	356,884

Source: Central Bank

The following table sets forth certain information regarding Brazil’s international reserves, according to the cash metric for calculating international reserves, for each of the years indicated below.

Table No. 30

International Reserves (Cash Metric)

In Millions of U.S. Dollars

	As of December 31, 2019
	2015	2016	2017	2018	2019
Total Gold and Foreign Exchange	351,133	356,361	361,662	364,141	342,641
Gold (1)	2,289	2,510	2,816	2,781	3,296
Foreign Exchange	348,844	353,851	358,846	361,360	339,345
Special Drawing Rights	3,599	3,493	3,712	4,046	4,050
Other reserve assets	18	2,943	6,600	4,184	7,145
Total Official Reserves	356,464	365,016	373,972	374,715	356,884

Note: Numbers may not total due to rounding.

(1)	Includes available financial gold inventory plus time deposits.

Source: Central Bank

PUBLIC FINANCE

General

Brazil’s consolidated public sector account includes the accounts of the three tiers of government (federal, state and municipal), the Central Bank and the public Social Security System.

Consolidated Public Sector Fiscal Performance

The primary goals of the Federal Government’s fiscal policy are to promote the balanced management of public resources, to ensure the maintenance of economic stability and sustained growth and to be socially equitable. To fulfill its goals, acting in accordance with the monetary, credit and exchange policies, the Federal Government seeks to create the necessary conditions for the gradual decline of Brazil’s Public Sector Net Debt to GDP ratio, the reduction of Brazil’s interest rates and the improvement of Brazil’s public debt profile. Accordingly, every year, a primary balance target is established with the goal of ensuring the economic conditions necessary for the maintenance of sustained growth, which includes the long-term sustainability of public debt. The primary balance targets are fixed in nominal terms.

The budgetary guidelines law for 2019 (the “2019 Budgetary Guidelines”) had originally established a negative primary balance target of R$132.0 billion for the consolidated public sector in 2019. Of this amount, a deficit of (i) R$139.0 billion (2.23% of estimated GDP) corresponded to the Central Government, (ii) R$3.5 billion corresponded to public enterprises and (iii) a surplus of R$10.5 billion corresponded to the regional governments.

Fiscal Balance

Brazil measures both an overall balance and a primary balance, calculated according to the official statistical guidelines of the IMF. The overall balance is the difference between Brazil’s aggregate revenue (including investments) and total expenditures (including interest costs) in a given period (“Public Sector Borrowing Requirements”). The primary balance is the overall balance excluding nominal interest payments levied on net debt.

The following table sets forth the Public Sector Borrowing Requirements for the five-year period ending on December 31, 2019.

Table No. 31

Public Sector Borrowing Requirements(1)

In Billions of Reais (R$), except percentages(2)

	2015		2016		2017		2018		2019
	R$	% of GDP	R$	% of GDP	R$	% of GDP	R$	% of GDP	R$	% of GDP
Overall	613.0	10.2%	562.8	9.0%	511.4	7.8%	487.4	7.1%	429.2	5.9%
Central Government	513.9	8.6%	477.8	7.6%	459.3	7.0%	426.5	6.2%	399.0	5.5%
Federal Government (3)	544.2	9.1%	481.7	7.7%	503.9	7.7%	500.9	7.3%	413.0	5.7%
Central Bank	(30.3)	(0.5)%	(3.9)	(0.1%)	(44.5)	(0.7)%	(74.4)	(1.1)%	(14.0)	(0.2)%
Regional Governments	89.1	1.5%	78.4	1.3%	46.8	0.7%	59.4	0.9%	36.0	0.5%
Public Enterprises (4)	10.0	0.2%	6.6	0.1%	5.2	0.1%	1.6	0.0%	(5.9)	(0.1)%
Nominal Interest	501.8	8.4%	407.0	6.5%	400.8	6.1%	379.2	5.5%	367.3	5.1%
Central Government	397.2	6.6%	318.4	5.1%	340.9	5.2%	310.3	4.5%	310.1	4.3%
Federal Government (3)	428.2	7.1%	323.2	5.2%	386.2	5.9%	385.4	5.6%	324.7	4.5%
Central Bank	(31.0)	(0.5)%	(4.9)	(0.1)%	(45.3)	(0.7)%	(75.1)	(1.1)%	(14.6)	(0.2)%
Regional Governments	98.8	1.6%	83.1	1.3%	54.3	0.8%	62.9	0.9%	51.2	0.7%
Public Enterprises (4)	5.8	0.1%	5.6	0.1%	5.6	0.1%	6.0	0.1%	6.0	0.1%
Primary	111.2	1.9%	155.8	2.5%	110.6	1.7%	108.3	1.6%	61.9	0.9%
Central Government	116.7	1.9%	159.5	2.5%	118.4	1.8%	116.2	1.7%	88.9	1.2%
Federal Government	30.1	0.5%	8.8	0.1%	(64.8)	(1.0)%	(79.7)	(1.2)%	(124.9)	(1.7)%
Central Bank	0.7	0.0%	1.0	0.0%	0.8	0.0%	0.7	0.0%	0.6	0.0%
Social Security	85.8	1.4%	149.7	2.4%	182.4	2.8%	195.2	2.8%	213.2	2.9%
Regional Governments	(9.7)	(0.2)%	(4.7)	(0.1)%	(7.5)	(0.1)%	(3.5)	(0.1)%	(15.2)	(0.2)%
Public Enterprises (4)	4.3	0.1%	1.0	0.0%	(0.4)	0.0%	(4.4)	(0.1)%	(11.8)	(0.2)%
GDP	5,995.8	—	6,269.3	—	6,583.3	—	6,889.2	—	7,256.9	—

Note: Numbers may not total due to rounding.

(1)

Calculated using the “below the line” financial method, with respect to changes in public sector’s total net debt (domestic or external). Surpluses are represented by negative numbers and deficits are represented by positive numbers.

(2)	Percentages of GDP.
(3)	Includes Social Security System.
(4)	Excludes Petrobras and Eletrobras.

Source: Central Bank

Ceiling on Public Spending

In December 2016, the Federal Government established a ceiling on public spending for twenty fiscal years. This ceiling limits spending to the expenses incurred the prior year, adjusted for inflation. Noncompliance with the ceiling triggers limitations on government spending, including staff promotions, hiring or contracting additional debt.

Budget Process

The Constitution guarantees the funding of three types of government expenditures: revenue-sharing with states and municipalities; salaries and pensions for government employees; and repayment of public debt.

The Constitution requires that three laws be passed as part of the budget process: the Multi-Year Plan (Plano Plurianual), the Budgetary Guidelines (Lei de Diretrizes Orçamentárias) and the Annual Budget. The budget processes at the state and municipal levels are substantially similar.

Multi-Year Plan

The Multi-Year Plan sets government priorities for a four-year period and must contain the Federal Government’s expenditure goals. The Multi-Year Plan is initiated by the executive branch and coordinated by the Secretariat of Planning and Strategic Investments (Secretaria de Planejamento e Investimento Estratégico or “SPI”). The Multi-Year Plan proposal must be submitted to the National Congress by August 31 of the first year of a presidential term. It becomes effective in the second year of the presidential term and expires in the first year of the next presidential term.

The Multi-Year Plan for the years 2016 through 2019 suggested an investment of over R$8.2 trillion. The financing of this investment would come from the Annual Budget, the state-owned enterprises investment budget and other sources of funds such as tax waivers, global expenditure plans, government credit agencies and public-private partnerships.

Budgetary Guidelines

The Budgetary Guidelines set the macroeconomic and fiscal targets for the Federal Government and non-financial enterprises. Additionally, the Budgetary Guidelines include historical data about how the budget was executed in the preceding two fiscal years and projections for the following two years.

The Budgetary Guidelines are initiated by the National Treasury of the Ministry of Finance, the SOF and the SPI, and then sent to the President for potential revisions. The proposal must be submitted to the National Congress by April 15 of each year. The National Congress may approve the proposal or alter any item before the Budgetary Guidelines must be submitted to the President by July 17 of each year. The President may veto any provision, but the National Congress may override the Presidential veto by a two-thirds majority vote.

Annual Budget

The Budgetary Guidelines provide a basis for preparing the Annual Budget. After conferral with each ministry, the SOF finalizes a federal budget proposal and submits it to the President, who may revise the proposal. The President must submit the Annual Budget proposal to the National Congress by August 31 of each year. By December 22 of each year, the National Congress must submit to the President its approved budget. It may propose revisions but may not alter items relating to the payment of external debt incurred by the Federal Government. The President is granted fifteen days to review and sign the budget, and the approved Annual Budget becomes effective as of January 1st of the following year. The presidential veto process mirrors the veto process for the Budgetary Guidelines.

The President must implement a budget implementation decree (Decreto de Programação Orçamentário-Financeiro) within 30 days of National Congress’ enactment of the annual budget. The implementation decree provides a monthly schedule of revenues and expenditures, which can be subsequently revised every two months in light of actual revenues. Within 30 days after the end of each two-month period, the Federal Government publishes a summary report of the budget execution and an evaluation report on revenues and expenditures. If the Federal Government finds that certain budgeted amounts may prevent achievement of the primary balance target, it will limit expenditures accordingly.

Petrobras and Eletrobras

Petrobras, the state-controlled oil company, which historically accounted for approximately 0.5% of the primary balance of the federal budget in nominal terms, was removed from the calculation of the primary balance beginning in 2009. Eletrobras, the state-controlled electricity holding company, which historically accounted for approximately 0.2% of the primary balance of the federal budget in nominal terms, was also removed from the calculation of the primary balance in 2010. Petrobras and Eletrobras were removed to avoid distortions in the companies’ management decisions.

2020 Budget

For information on the budget for 2020, please refer to “2020 Budget” in the “Recent Developments” section.

Federal Government Programs

Investment Partnership Program

The PPI executes high priority infrastructure projects, whereby partnerships between the Federal Government and private investors and operators are fostered. Under the PPI, private investors are responsible for funding at least 20% of each project, with the remaining funds coming from certain loans and debt issuances.

In 2019, a number of PPI projects were awarded to private operators, totaling R$90.7 billion in revenues and R$446.2 billion in investments in the infrastructure sector. Around 48 additional projects are expected to be awarded in 2020.

Taxation and Revenue Sharing Systems

The Federal Government collects taxes on personal and corporate income, industrial products (through the Imposto sobre Produtos Industrializados or “IPI”), rural property (through the Imposto sobre a Propriedade Territorial Rural or “ITR”), financial transactions (through the IOF), Social Security and import and export tariffs. States and the Federal District collect taxes on motor vehicles, circulation of goods and services and transfers of property rights, while municipalities collect taxes on urban property, services and transfers of property rights.

The gross tax burden in 2018 was 33.3% of GDP, as compared to 32.3% of GDP in 2017. The total amount of tax revenue collected in 2018 was R$2,291.4 billion. Of this amount, 67.5% was collected by the Federal Government, 25.9% was collected by the states and 6.6% was collected by municipalities. Taxes in 2018 were derived mainly from the Tax on the Circulation of Goods and Transportation and Communication Services (Imposto sobre Operações relativas à Circulação de Mercadorias e sobre Prestações de Serviços de Transporte Interestadual e Intermunicipal e de Comunicação or “ICMS”) (20.9%), the Federal Income Tax (Imposto de Renda or “Income Tax”) (18.1%), Social Security tax (Instituto Nacional da Seguridade Social or “Social Security”) (16.3%) and COFINS (10.6%). Comparable tax data for 2019 is not yet available as of the date of this report.

Income Tax

Brazil’s individual Income Tax rates for 2019 are progressive and are at the following rates: 0%, 7.5%, 15%, 22.5% and 27.5%. The minimum taxable annual income is currently R$22,847.76. Brazil offers only a limited number of tax deductions.

For corporate and other legal entities, the basic tax rate is 15%. The surtax on taxable net income exceeding R$20,000 is 10%. The tax related to social welfare (Contribuição Social Sobre o Lucro Líquido or “CSLL”) levied on net profit is 9% with respect to business entities in general. For financial institutions, CSLL levied on net profit is 15%.

For financial transactions on the fixed and variable income market, the income tax rates for Brazilian citizens are progressive at the following rates: 15% for investments with terms longer than 720 days; 17.5% for investments with terms of up to 720 days; 20% for investments with terms of up to 360 days and 22.5% for investments with terms of up to 180 days.

Tax treatment of non-resident investors in Brazilian financial and capital investments differs depending on the origin of the funds. Investors from countries that do not have “favored taxation” status will have the right to Brazilian tax benefits, provided they fulfill the conditions established by the regulations of the CMN. Income tax in these cases follows specific rules and income tax rates range from 0% to 15%. In the case of investments from countries that are not subject to an income tax of 20% or more, the above-mentioned tax benefits do not apply. Instead, such investments are subject to the same rules governing domestic investors.

Simples Nacional

Small companies are eligible to participate in Simples Nacional, which enables them to pay a single unified tax based on their level of gross revenues, rather than paying several different taxes. The Simples Nacional became effective on July 1, 2007 and merged six different Federal taxes (Corporate Income Tax, IPI, CSLL, COFINS, PIS and Social Security), one state tax (ICMS) and one municipal tax (Imposto Sobre Serviço or “ISS”).

Revenue Sharing

The Federal Government is required by the Constitution to transfer 49% of the proceeds from the IPI and Corporate Income Tax as follows: (i) 21.5% to the states and Federal District Participation Funds; (ii) 24.5% to the municipalities participation funds; and (iii) 3% to the financing programs for the productive sectors in the North, Northeast and Central West Regions. The Federal Government must also transfer 10% of the proceeds of the IPI to the states and Federal District, pro rata, according to their respective exports of manufactured products.

The Constitution also mandates the sharing with states and municipalities of certain other types of taxes collected by the Federal Government, such as automobile property taxes or the ITR. Likewise, states must share revenue from certain taxes with municipalities. In addition, all of the revenues derived from IOF levied on transactions in gold as a financial asset are allocated among municipalities (70%) and the state, Federal District or federal territory of origin (30%).

Required Investment in Education and Health

The Federal Government must dedicate at least 18% of annual tax revenues to education. States, municipalities and the Federal District must invest at least 25% of their annual tax revenues in education.

The Federal Government must allocate at least the same amount to public health investments and services as it did in the previous fiscal year. It is also required to increase funding for public health by an amount corresponding to the difference between the GDP in the prior year and the projected GDP for the new fiscal year. States and the Federal District must contribute at least 12% of their annual revenues to health investments. Municipalities must contribute at least 15% of their annual revenues to health investments. For as long as the current ceiling on public spending is in place, the minimum limits of investment in education and health will be increased by the inflation of the previous year.

Fiscal Responsibility Law

The Fiscal Responsibility Law (enacted in 2000) establishes a comprehensive framework intended to prevent fiscal imbalances. The law applies to each level of government, as well as to government-controlled funds, semi-autonomous entities and state-owned enterprises.

The Fiscal Responsibility Law requires bi-monthly evaluations of fiscal targets, with non-compliance triggering automatic cuts in expenditure authorizations. Increases in expenditures must be accompanied by estimates of their budgetary and financial impact, a declaration of compliance with the multi-year plan, budgetary guidelines and annual budget, and a description of the means through which the expenditures will be financed. Tax exemptions must also be accompanied by estimates of their budgetary and financial impact. Personnel expenditures are limited as a percentage of net current revenues to 50% for the Federal Government, 60% for the states and 60% for municipalities.

Exceptions to the Fiscal Responsibility Law are severely limited. Limits on public sector debt and on borrowing are subject to review by the President in the case of economic instability or monetary and foreign exchange shocks. Deadlines to re-establish equilibrium will be extended in the case of shortfalls in economic growth. In case of an officially recognized state of emergency, the limits will be temporarily suspended.

A Senate resolution passed in 2001 defined the global limits for the consolidated net indebtedness of states and municipalities. Specifically, a state’s debt cannot be higher than 200% of its net current revenue and a municipality’s debt cannot exceed 120% of its net current revenue.

Fiscal Crime Law

The Fiscal Crime Law (Lei de Crimes Fiscais), also enacted in 2000 to complement the Fiscal Responsibility Law, amended Brazil’s Penal Code and certain other laws to provide penalties for borrowing in excess of authorized limits, ordering expenditures not authorized by law and administrative infractions concerning public finance laws.

PUBLIC DEBT

General

Public debt in Brazil is regulated by the Fiscal Responsibility Law and other laws issued by the Federal Government, which provide the structural framework for public finance and debt management in Brazil. The Annual Budget, adopted in accordance with the Budgetary Guidelines, provides additional regulations for the applicable fiscal year.

The Constitution grants the Senate broad powers to regulate public debt. All external financial transactions of the Federal Government, the states, the Federal District and municipalities are required to be authorized by the Senate, which also sets global limits for the amount of consolidated public debt and debt securities of the Federal District, the states and municipalities, in addition to limits for domestic and external loans and guarantees by the Republic. The Constitution also empowers the Senate to provide terms and conditions of internal and external financial transactions of the Federal Government, among others. State constitutions and municipal constitutions (lei orgânica municipal) set public debt limits at the regional level and authorize legislative branches at various levels of government to further limit public debt.

The Secretary of Finance has overall responsibility to manage the Federal Government’s domestic and external public debt through the National Treasury, which manages securities operations and issues rules governing the auction of public securities. Pursuant to the Fiscal Responsibility Law, the Ministry of Finance is required to verify compliance of all public loan facilities with their terms and conditions.

The National Treasury is the sole issuer of public bonds in Brazil and is authorized, under a program issued by the Senate, to issue an aggregate of US$75.0 billion in foreign debt securities or liability management transactions such as repurchases, exchanges and financial derivatives, the proceeds of which are used solely for payment of the National Treasury’s federal public debt. In addition, the Central Bank, which is prohibited from issuing public bonds under the terms of the Fiscal Responsibility Law, buys and sells federal public debt securities on the secondary market using National Treasury bonds as collateral, exclusively for the purpose of conducting monetary policy.

Public Debt Indicators

There are three principal indicators of public debt reported in Brazil: (i) General Government Gross Debt, published by the Central Bank; (ii) Public Sector Net Debt, also published by the Central Bank; and (iii) Federal Public Debt, published by the National Treasury.

The overall public sector account balance reached 5.9% of GDP in 2019, with interest on debt corresponding to 5.1% of GDP.

Public Sector Net Debt

Public Sector Net Debt includes domestic and external debt incurred by (i) the Federal Government (including the Central Bank), (ii) state and municipal governments, and (iii) non-financial state-owned enterprises (excluding Petrobras and Eletrobras), each net of international reserves. The Brazilian government relies on Public Sector Net Debt as the principal measure of indebtedness used to make economic policy decisions, as it most closely reflects the status of public sector indebtedness and the Federal Government’s fiscal policies.

General Government Gross Debt

General Government Gross Debt, the majority of which is comprised of domestic debt, includes debt incurred by the Federal Government and state and municipal governments, whether owed to the private sector or to the financial public sector. This category excludes debt incurred by state-owned enterprises and the Central Bank (other than open-market transactions in the financial sector). General Government Gross Debt also excludes liabilities owed by any governmental entity to another entity whose liabilities are otherwise included in GGGD. As a result, debt represented by public securities held by agencies, federal public funds and other federal entities are disregarded.

In 2019, domestic debt constituted 87.3% of General Government Gross Debt.

During 2019, the international investment position of the consolidated public sector decreased mainly due to the appreciation of the Real against the U.S. Dollar: in 2019, net external assets were R$709.2 billion (9.8% of GDP), as compared to R$748.8 billion (10.9% of GDP) in 2018.

The following table sets forth Public Sector Net Debt and General Government Gross Debt for each of the periods indicated below.

Table No. 32

Public Sector Debt

In Billions of Reais (R$), except percentages(1)

	2015		2016		2017		2018		2019
Net Public Sector Debt (A= B+K+L)	2,136.9	35.6%	2,892.9	46.1%	3,382.9	51.4%	3,695.8	53.6%	4,041.8	55.7%
Net General Government Debt (B=C+F+I+J) (1)	2,272.2	37.9%	2,995.0	47.8%	3,505.4	53.2%	3,833.0	55.6%	4,231.8	58.3%
Gross General Government Debt (C=D+E) (2)	3,927.5	65.5%	4,378.5	69.8%	4,854.7	73.7%	5,272.0	76.5%	5,500.1	75.8%
Domestic Debt (D)	3,194.8	53.3%	3,747.2	59.8%	4,234.5	64.3%	4,599.9	66.8%	4,802.7	66.2%
Securities Debt Market (3)	2,138.8	35.7%	2,540.4	40.5%	2,996.6	45.5%	3,281.9	47.6%	3,644.1	50.2%
Central Bank Repo Operations (4)	913.3	15.2%	1,047.5	16.7%	1,065.0	16.2%	1,128.3	16.4%	951.5	13.1%
Other Debts	142.7	2.4%	159.3	2.5%	172.9	2.6%	189.7	2.8%	207.0	2.9%
External Debt (E)	732.8	12.2%	631.3	10.1%	620.2	9.4%	672.1	9.8%	697.5	9.6%
Federal Government	606.9	10.1%	523.0	8.3%	507.5	7.7%	539.5	7.8%	563.3	7.8%
States Government	113.7	1.9%	97.6	1.6%	101.6	1.5%	119.2	1.7%	119.7	1.6%
Local Governments	12.1	0.2%	10.7	0.2%	11.2	0.2%	13.4	0.2%	14.4	0.2%
Asset of General Government (F=G+H)	(1,917.6)	(32.0)%	(2,014.8)	(32.1)%	(2,052.5)	(31.2)%	(2,157.7)	(31.3)%	(2,234.1)	(30.8)%
Domestic Assets (G)	(1,917.5)	(32.0)%	(2,014.7)	(32.1)%	(2,052.4)	(31.2)%	(2,157.5)	(31.3)%	(2,233.9)	(30.8)%
Of Federal Government in Central Bank	(881.9)	(14.7)%	(1,039.8)	(16.6)%	(1,079.7)	(16.4)%	(1,274.9)	(18.5)%	(1,438.8)	(19.8)%
Credits with Official Financial Institutions (5)	(567.4)	(9.5)%	(476.6)	(7.6)%	(450.9)	(6.8)%	(344.8)	(5.0)%	(222.3)	(3.1)%
Worker Assistance Fund (FAT)	(226.7)	(3.8)%	(239.5)	(3.8)%	(255.4)	(3.9)%	(273.5)	(4.0)%	(292.8)	(4.0)%
Other Assets	(241.5)	(4.0)%	(258.8)	(4.1)%	(266.4)	(4.0)%	(264.4)	(3.8)%	(280.0)	(3.9)%
External Assets (H)	(0.1)	0.0%	(0.1)	0.0%	(0.1)	0.0%	(0.1)	0.0%	(0.2)	0.0%
Available Central Bank Portfolio (I) (6)	373.2	6.2%	475.4	7.6%	594.5	9.0%	665.9	9.7%	937.2	12.9%
Exchange Equalization (J) (7)	(110.9)	(1.9)%	155.9	2.5%	108.8	1.7%	52.7	0.8%	28.7	0.4%
Central Bank Net Debt (K)	(187.6)	(3.1)%	(157.3)	(2.5)%	(181.8)	(2.8)%	(198.1)	(2.9)%	(245.9)	(3.4)%
Debt	2,387.4	39.8%	2,726.5	43.5%	2,840.7	43.2%	3,112.6	45.2%	3,121.2	43.0%
Monetary Base	255.3	4.3%	270.3	4.3%	296.8	4.5%	302.0	4.4%	316.6	4.4%
Repo Operations	913.3	15.2%	1,047.5	16.7%	1,065.0	16.2%	1,128.3	16.4%	951.5	13.1%
Commercial Bank Deposits	336.9	5.6%	368.9	5.9%	399.3	6.1%	407.3	5.9%	414.4	5.7%
National Treasury Operating Account	881.9	14.7%	1,039.8	16.6%	1,079.7	16.4%	1,274.9	18.5%	1,438.8	19.8%
Assets	(2,575.1)	(42.9)%	(2,883.8)	(46.0)%	(3,022.6)	(45.9)%	(3,310.7)	(48.1)%	(3,367.1)	(46.4)%
Federal Securities in Bacen	(1,286.5)	(21.5)%	(1,522.8)	(24.3)%	(1,659.5)	(25.2)%	(1,794.3)	(26.0)%	(1,888.7)	(26.0)%
External Assets	(1,423.6)	(23.7)%	(1,199.9)	(19.1)%	(1,249.4)	(19.0)%	(1,435.8)	(20.8)%	(1,422.0)	(19.6)%
Other Assets	135.1	2.3%	(161.1)	(2.6)%	(113.7)	(1.7)%	(80.7)	(1.2)%	(56.4)	(0.8)%
Public Enterprises Net Debt (L)(8)	52.3	0.9%	55.3	0.9%	59.4	0.9%	61.0	0.9%	55.8	0.8%
Domestic Debt	53.4	0.9%	58.7	0.9%	58.3	0.9%	59.3	0.9%	63.8	0.9%
Domestic Assets	(10.2)	(0.2)%	(11.2)	(0.2)%	(10.0)	(0.2)%	(13.4)	(0.2)%	(23.6)	(0.3)%
Net External Debt	9.1	0.2%	7.8	0.1%	11.2	0.2%	15.1	0.2%	15.6	0.2%
GDP (9)	5,995.8	—	6,269.3	—	6,583.3	—	6,889.2	—	7,256.9	—

Note: Numbers may not total due to rounding.

(1)	Percentages of GDP.
(2)	Excludes Federal Public Debt (“FPD”) securities in the Central Bank and includes Central Bank repo operations.

(3)	Includes FPD held by the National Treasury as well as other securitized credits. Excludes investments within and among government levels and any securities under the Exports Guarantee.
(4)	Includes repo operations carried out in the extra-market segment.
(5)	Includes credits granted to BNDES.
(6)	Share of FPD securities available for sale equals the difference between the FPD securities held by the Central Bank and outstanding repo operations.
(7)	Equalization of the financial result of exchange reserves operations and foreign exchange derivatives operations carried out by the Central Bank.
(8)	Excludes Petrobras and Eletrobras.
(9)	Accumulated GDP in the previous twelve months, in current prices.

Source: Central Bank

Federal Public Debt

Federal Public Debt measures domestic and external debt incurred by the Federal Government only. It is comprised of (i) domestic federal public debt (Dívida Pública Federal Doméstica or “DFPD”), issued in local currency and (ii) external federal public debt (Dívida Pública Federal Externa or “EFPD”), issued in foreign markets, mainly in foreign currency.

The following table sets forth Federal Public Debt for each of the periods indicated below.

Table No. 33

Federal Public Debt Indicators(1)

	2015	2016	2017	2018	2019
Stock of FPD Held By Public (R$ Billion)	2,793.0	3,112.9	3,559.3	3,877.1	4,248.9
Domestic	2,650.2	2,986.4	3,435.5	3,728.9	4,083.2
External	142.8	126.5	123.8	148.2	165.7
Stock of FPD Held By Public (% of GDP)
Domestic	44.2%	47.6%	52.2%	54.1%	56.3%
External	2.4%	2.0%	1.9%	2.2%	2.3%
FPD Profile (%)
Fixed Rate	39.4%	35.7%	35.3%	33.0%	31.0%
Inflation Linked	32.5%	31.8%	29.6%	27.5%	26.0%
Floating Rate	22.8%	28.2%	31.5%	35.5%	38.9%
Exchange Rate	5.3%	4.2%	3.6%	4.0%	4.1%
FPD Maturity Structure:
Average Maturity (Years)	4.6	4.5	4.4	4.1	4.0
Average Life (Years)	6.6	6.4	5.9	5.7	5.4
Percentage Maturing in 12 Months (%)	21.6%	16.8%	16.9%	16.3%	18.7%
GDP (R$ Billion)	5,995.8	6,269.3	6,583.3	6,889.2	7,256.9

Note: Numbers may not total due to rounding.

(1)	Includes National Treasury’s domestic and external debt.

Source: Ministry of Finance/National Treasury

Public Debt Management

In managing the Federal Public Debt, the National Treasury seeks to meet the Public Sector Borrowing Requirements at the lowest possible long-term financing cost, while maintaining adequate risk levels. Since 2001, it has published an Annual Borrowing Plan, including guidelines for managing Federal Public Debt, such as (i) gradually replacing floating rate bonds with fixed rate or inflation-linked instruments; (ii) consolidating the share of exchange rate-linked instruments of outstanding debt, in accordance with long-term limits; (iii) relaxing the maturity structure, with special attention to short-term debt; (iv) increasing the average maturity of the outstanding debt; (v) developing the yield curve in both domestic and external markets (i.e. to issue benchmark bonds in the internal and external markets to provide price references to markets and enhance liquidity in the primary and secondary markets); (vi) increasing the liquidity of federal public securities on the secondary market; (vii) broadening the investor base; and (viii) improving the External Federal Public Debt profile through issuances of benchmark securities, buybacks and structured operations.

The 2019 Annual Borrowing Plan (“2019 Annual Borrowing Plan” or “ABP 2019”), like the 2018 Annual Borrowing Plan, remains focused on the replacement of fixed-rate and inflation-linked securities with floating-rate ones.

Table No. 34

Federal Public Debt Results and Annual Borrowing Plan 2019

	As of December 31, 2019	Reference Limits for 2019
		Minimum	Maximum
Stock of FPD (R$ Billion)
FPD	3,877.1	3,780.0	3,980.0
Composition—%
Fixed Rate	33.0	32.0	36.0
Inflation Linked	27.5	27.0	31.0
Floating Rate	35.5	33.0	37.0
Exchange Rate	4.0	3.0	7.0
Maturity Profile
Average Maturity (years)	4.1	4.0	4.2
% Maturing in 12 months	16.3	15.0	18.0

Note: Numbers may not total due to rounding.

Source: National Treasury

Golden Rule

The Golden Rule is a fiscal rule used widely in the public finance context that only allows debt issuances to finance capital spending, and not current expenses. The purpose of this rule is to prevent future generations from carrying the financial burden of current ones.

The Golden Rule is provided for in the Constitution, including the prerogative of the Federal Government to request the opening of additional or special credits in exceptional circumstances, in each case to be approved by a qualified majority in National Congress. In addition, the noncompliance with the Golden Rule may be considered a crime of responsibility by the President.

For additional information on this topic, please refer to “Golden Rule” in the “Recent Developments” section.

Internal Public Debt

Internal Public Debt Policy

The National Treasury monitors market conditions with the goal of ensuring the proper functioning of the Federal Government bond market. During periods of high volatility in the financial markets, the National Treasury may conduct offerings to purchase government debt securities in order to stabilize the market, including through auction processes.

Internal Public Debt Levels

In 2019, issuances were at R$738.1 billion and redemptions were at R$698.8 billion, leading to net issuances at R$39.2 billion. As a result, domestic debt outstanding increased 9.5% from R$3,728.9 billion in December 2018 to R$4,248.9 billion in December 2019, primarily due to a positive interest earned through appropriations in the amount of R$316.2 billion.

In accordance with the fiscal consolidation program promoted by the Federal Government, new BNDES Early Repayments were settled in 2019. BNDES made an early repayment in the amount of R$100.0 billion in three installments, fully paid in cash. The first installment totaled R$30.0 billion and was paid on May 31, 2019; the second installment totaled R$40.0 billion and was paid on September 19, 2019; and the third installment totaled R$30 billion and was paid on December 11, 2019. The total amount of R$100.0 billion represented 32.6% of the R$307.0 billion owed by BNDES to the National Treasury. Only R$30.0 billion of the total was used in 2019. The remaining R$70.0 billion will be used exclusively for public debt payments. In line with what had been done since 2016, the National Treasury uses the proceeds of the BNDES Early Re-payments exclusively for public debt relief and in compliance with the Golden Rule.

The aggregate amount of federal domestic securities debt held by the Central Bank increased from R$1,286.5 billion (21.5% of GDP) in 2015 to R$1,888.7 billion (26.0% of GDP) in 2019. A significant portion of this portfolio was used as collateral in Central Bank repurchase operations, amounting to R$951.5 billion (13.1% of GDP) in 2019. For more information, refer to “Monetary Policy and Money Supply” in the “The Financial System” section.

External Public Debt

External Public Debt Policy

The National Treasury actively seeks to improve the external debt yield curve. In 2019, the National Treasury maintained its anticipated buyback program for external debt securities (“Anticipated Buyback Program”), pursuant to which bonds that do not adequately reflect current borrowing costs are taken out of circulation. This strategy also mitigates the refinancing risk of such debt.

The table set forth below describes the buyback volume of securities taken out of circulation pursuant to the Anticipated Buyback Program. The decrease in the repurchase average between 2015 and 2019 (US$292.8 million in face value) as compared to the average between 2007 and 2014 (US$2.3 billion in face value) is primarily related to the reduction in the outstanding amount of these securities over the past several years and the reduced frequency of external issuances by the National Treasury.

Table No. 35

External Public Debt Buyback Program

In Millions of U.S. Dollars

	2015	2016	2017	2018	2019
Face Value	456.5	381.7	502.2	123.7	0.0
Financial Value	531.3	417.6	578.8	148.5	0.0

Source: Ministry of Finance; National Treasury

Through issuances in international markets and advanced purchases of foreign currency, the National Treasury has sufficient cash to cover principal and interest flows with maturities of twelve months or more. As such, foreign debt payments for medium- and long-term debt of the National Treasury are financed.

External Public Debt Levels

In 2019, outstanding external federal public debt reached R$165.7 billion (US$41.1 billion), of which R$150.4 billion (US$37.3 billion) was debt securities and R$15.3 billion (US$3.8 billion) was contractual debt. The variation was mainly due to the appreciation of the Real against the basket of currencies that make up the stock of external debt.

The following table sets forth a summary of external federal debt for the periods indicated:

Table No. 36

External Federal Public Debt

In Billions of Reais (R$), except percentages

	2015	2016	2017	2018	2019
External Federal Public Debt (1)	142.8	126.5	123.8	148.2	165.7
EFPD (% of GDP)	2.4%	2.0%	1.9%	2.2%	2.3%
Securities	131.0	131.0	111.3	133.8	150.4
Global US$	111.4	111.4	96.5	118.5	135.0
Euro	5.7	5.7	4.0	4.5	4.6
Global BRL	13.9	13.9	10.8	10.8	10.8
Bradies (2)	—	—	—	—	—
Contractual	11.9	11.9	12.5	14.4	15.3
Multilateral Organizations	5.0	5.0	3.5	3.7	3.5
Private Financial Institutions/Gov. Agencies	6.9	6.9	9.0	10.7	11.9

Note: Numbers may not total due to rounding.

(1)	Values first converted to US$ and then converted to R$ at the spot foreign exchange rate as of the last day of the relevant month.
(2)	Refers to the pre-Brady bond (BIB), which does not have an embedded call option.

Source: National Treasury

Securities Offerings in 2019

The National Treasury conducted two offers in 2019 in accordance with its policy of improving the external debt yield curve.

On March 28, 2019, the Federal Government issued US$1.5 billion of its 4.500% Global Notes due 2029, which bear interest at 4.500% paid semi-annually every May and November, until maturity in May 2029.

On November 4, 2019, the Federal Government consummated a dual tranche offering comprised of the reopening of its 4.500% Global Notes due 2029, issuing an additional US$500 million bringing the total principal amount outstanding to US$2.0 billion, and the offering of US$2.5 billion of a new thirty-year benchmark, the 4.750% Global Notes due 2050.

Regional Public Debt (State and Municipal)

Management

In 1997, after the deterioration of the financial situation of the states and state banks in the aftermath of the launch of the Plano Real, the Federal Government established a fiscal consolidation program with subnational governments. The fiscal consolidation program provides criteria for the consolidation, refinancing and assumption of subnational debt (state or municipal) and establishes targets that regional governments are required to follow with regards to financial debt, primary result, personnel expenses, investments, revenues and privatizations. Payments for renegotiated debt payments are guaranteed by the tax revenues of regional governments collected by the Federal Government and voluntary transfers from the Federal Government to regional governments. Upon a default by a subnational entity to the Federal Government, the Federal Government can enforce guarantees by withholding transfers of tax revenues or voluntary transfers.

The CMN has taken various measures to limit expansion of credit in the public sector, including by limiting the ability of state-level public sector financial entities to issue additional public indebtedness. For example, state banks are required to have ratings equivalent to investment grade or the rating of the Federal Government, as given by one or more well-known international rating agencies, prior to raising funds abroad.

Complementary Law No. 156, enacted on December 28, 2016, authorizes restructuring of debt owed by states to the Federal Government under the following circumstances: (i) extension of the maturity of the relevant state debt for up to 20 years, (ii) granting a six-month grace period for the payment of interest, and (iii) gradually increasing the total amount for each installment due after the grace period. The impact in revenue loss for Federal Government until 2019 amounts to R$99.7 billion.

Special Recovery Regime

In May 2017, a regulation aimed at helping states facing serious fiscal imbalances was enacted (the “Special Recovery Regime”). This regulation applies to states that cumulatively present (i) consolidated debt above net current revenue, (ii) personnel expenditures exceeding 70% of net current revenue and (iii) liability stock larger than cash position.

The Special Recovery Regime contemplates the creation of a plan for each such state that (i) identifies the fiscal situation of the state, (ii) details relevant adjustment measures to be implemented, (iii) assesses the impact of the relevant measures and (iv) sets forth deadlines for the adoption of such plan. Each plan has a maximum term of three years and may only be extended once.

Compensating measures in connection with the Special Recovery Regime involve spending cuts, a privatization program, reduction of tax benefits and increase in social security contributions. Although these measures do not affect the net worth of National Treasury loans or impact the primary balance, the estimated impact on payment flows to the Federal Government in connection with the Special Recovery Regime is R$33.8 billion until 2022.

Rio de Janeiro was the first state to join the Special Recovery Regime, leading to a moratorium on debt obligations owed by Rio de Janeiro to the Federal Government. Under the regime, Rio de Janeiro will (i) be offered R$11.0 billion in loans and (ii) have R$30.0 billion of its debt to the Federal Government suspended, in each case between 2017 and 2020.

Federal Government Guarantees

The Federal Government also guarantees certain loans to Brazilian sub-national governments. These loans are counter-guaranteed by collateral, including permitted transfers and the sub-national government’s revenues. The outstanding balance of guarantees granted by the Federal Government under sub-national external loans decreased from R$258.2 billion in 2018 to R$255.9 billion in 2019. Factors such as loan agreement disbursements, price indexes (for domestic debt) as well as exchange rate variation have an impact on the outstanding balance of guarantees.

The Federal Government paid liabilities incurred by the states and municipalities in the approximate amount of R$19.6 billion, of which (i) R$2.4 billion was paid in 2016, (ii) R$4.1 billion was paid in 2017, (iii) R$4.8 billion was paid in 2018 and (iv) R$8.4 billion was paid in 2019. For additional information on this topic, please refer to “Special Recovery Regime and Federal Government Guarantees” in the “Recent Developments” section.

Contingent Liabilities

In addition to regular federal domestic securities debt issuances, the Federal Government may assume and restructure liabilities resulting from the disposal or winding-up of state-owned enterprises, subsidies and adjustments made prior to privatization processes. In the past, such liabilities have been restructured to synchronize their maturity dates with the payment capacity of the National Treasury, as well as to lengthen the maturity of public debt and to make transactions more transparent.

The Federal Government closely monitors its contingent liabilities. As required by the Fiscal Responsibility Law, the Budgetary Guidelines for each year contains an annex that provides information regarding fiscal risks and projections for the subsequent two years in terms of primary balances, debt stock and revenue and expenditure aggregates.

The main contingent liability monitored by the Federal Government concerns the Compensation Fund for Salary Fluctuation (Fundo de Compensação de Variações Salariais or “FCVS”). The creditors of this debt are the agents of the Housing Financial System (or their assignees) who signed financing agreements with mortgagees, especially in the 1970s and 1980s. Such agreements held salary equivalence clauses and coverage of the FCVS debtor balance.

External Debt Restructuring and Debt Record

On April 15, 1994, Brazil issued approximately US$43.1 billion principal amount of bonds (referred to as Brady Bonds) to holders of certain medium and long term public sector debt (“eligible debt”) of Brazil, or guaranteed by Brazil, owed to commercial banks and certain other private sector creditors in consideration for the tender by such holders of their eligible debt and interest arrears accrued in respect thereof since January 1, 1991. Since the Brady restructuring in 1994, Brazil has timely serviced its external debt without default.

TABLES AND SUPPLEMENTARY INFORMATION

Table No. 37

External Direct Debt of the Federal Government(1)

in Millions of Currency of Denomination

					Principal Amount(2)
Type	Interest	Issue Date(2)	Final Maturity	Currencies(3)	Outstanding at Dec 31, 2019	Interest
Multilateral Organizations
World Bank	Variable	8-Jul-05	1-Jul-20	USD	3.7	2.32%
World Bank	Variable	12-May-06	1-Jan-22	USD	136.7	3.07%
World Bank	Variable	18-Aug-06	1-Jul-22	USD	1.3	2.82%
World Bank	Variable	23-May-08	1-Dec-22	USD	37.4	2.37%
World Bank	Variable	16-Jun-08	1-Dec-22	USD	15.7	2.37%
World Bank	Variable	8-Aug-07	1-Jul-23	USD	0.3	2.82%
World Bank	Variable	20-Feb-09	1-Aug-23	USD	1.6	2.37%
World Bank	Variable	25-Sep-12	1-Sep-29	USD	33.4	2.32%
World Bank	Variable	9-Jan-19	1-Dec-37	USD	3.1	3.97%
World Bank	Variable	10-Feb-10	1-Feb-38	USD	25.2	3.07%
World Bank	Variable	19-Nov-18	1-Nov-38	USD	40.6	3.82%
World Bank	Variable	13-Jan-11	1-Dec-39	USD	63.7	2.32%
World Bank	Variable	22-Jun-10	1-Dec-39	USD	2.9	2.32%
World Bank	Variable	12-Apr-12	1-May-40	USD	161.1	2.32%
World Bank	Variable	31-May-11	1-May-40	USD	29.9	2.32%
World Bank	Variable	20-Nov-12	1-Jun-41	USD	14.2	2.32%
Total (World Bank)					570.8

IDB	Variable	22-Feb-08	1-Jul-25	USD	12.7	2.33%
IDB	Variable	22-Feb-08	1-Jul-26	USD	27.1	2.33%
IDB	Variable	9-Mar-15	1-Jun-28	USD	3.8	2.33%
IDB	Variable	15-Dec-14	1-Nov-28	USD	5.4	3.23%
IDB	Variable	11-Jul-14	1-Jun-29	USD	6.8	2.33%
IDB	Variable	9-Jul-09	1-Mar-30	USD	1.3	2.33%
IDB	Variable	14-Aug-02	1-May-30	USD	42.2	2.33%
IDB	Variable	8-Nov-10	1-Sep-30	USD	3.1	2.33%
IDB	Variable	20-Dec-10	1-Dec-30	USD	109.7	2.33%
IDB	Variable	8-Feb-11	1-Dec-30	USD	2.3	2.33%
IDB	Variable	14-Mar-14	1-Nov-31	USD	5.5	2.33%
IDB	Variable	9-May-13	1-Jan-32	USD	3.5	2.33%
IDB	Variable	3-Nov-10	1-Dec-32	USD	2.6	2.33%
IDB	Variable	17-Jul-18	1-Dec-41	USD	50.3	2.33%
IDB	Variable	21-Dec-18	1-Jul-43	USD	324.6	3.15%
Total (IDB)					600.9

Others	Variable	20-Feb-15	6-Aug-32	USD	0.4	2.37%
Others	Variable	24-Feb-15	18-Aug-32	EUR	2.0	2.32%
Total Others (from Multilateral Organizations)					2.4
Total (Multilateral Organizations)					1,174.1

Foreign governments
Governments Agencies	Variable	2-Feb-01	1-Feb-20	USD	5.4	3.07%
Governments Agencies	4.50%	6-Jan-03	1-Dec-19	EUR	0.2	4.50%
Governments Agencies	2.00%	30-Jun-05	1-Jun-19	EUR	1.9	2.00%
Governments Agencies	Variable	20-Oct-10	1-Apr-28	JPY	14.8	0.07%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	USD	30.8	3.56%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	SEK	408.5	2.19%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	USD	17.1	3.56%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	SEK	967.5	2.19%
Total (Foreign Governments)					1,446.1

BONDS
Bonds (GLOBAL)
Global 2020	12.75%	26-Jan-00	1-Jan-20	USD	87.0	12.75%
Global 2021	4.88%	5-Mar-15	1-Jan-21	USD	2,797.0	4.88%
Global 2023	2.63%	12-Sep-12	1-Jan-23	USD	2,153.0	2.63%
Global 2024	8.88%	22-Mar-01	1-Apr-24	USD	1,306.0	8.88%
Global 2024B	8.88%	7-Aug-03	1-Apr-24	USD	109.0	8.88%
Global 2025	8.75%	27-Oct-15	1-Feb-25	USD	883.0	8.75%
Global 2025B	4.25%	1-Nov-13	1-Jan-25	USD	4,582.0	4.25%
Global 2026	6.00%	17-Mar-16	1-Apr-26	USD	2,542.0	6.00%
Global 2027	10.13%	9-Jun-97	1-May-27	USD	1,056.0	10.13%
Global 2028	4.63%	13-Oct-17	1-Jan-28	USD	3,229.0	4.63%
Global 2029	4.50%	28-Mar-19	1-May-29	USD	2,125.0	4.50%
Global 2030	12.25%	8-Mar-00	1-Mar-30	USD	355.0	12.25%
Global 2034	8.25%	22-Oct-14	1-Jan-34	USD	1,892.0	8.25%
Global 2037	7.13%	9-Nov-15	1-Jan-37	USD	2,099.0	7.13%
Global 2041	5.63%	6-Mar-15	1-Jan-41	USD	2,490.0	5.63%
Global 2045	5.00%	1-Aug-14	1-Jan-45	USD	3,435.0	5.00%
Global 2047	5.63%	12-Aug-16	1-Feb-47	USD	3,154.0	5.63%
Global 2050	4.75%	14-Nov-19	1-Jan-50	USD	2,485.0	4.75%
Global BRL 2022	12.50%	13-Sep-06	1-Jan-22	BRL	630.0	12.50%
Global BRL 2024	8.50%	27-Apr-12	1-Jan-24	BRL	854.0	8.50%
Global BRL 2028	10.25%	14-Feb-07	1-Jan-28	BRL	401.0	10.25%
Global BRL 2029	10.25%	27-Mar-07	1-Jan-28	BRL	218.0	10.25%
Global BRL 2030	10.25%	17-May-07	1-Jan-28	BRL	229.0	10.25%
Global BRL 2031	10.25%	26-Jun-07	1-Jan-28	BRL	218.0	10.25%
Global BRL 2032	10.25%	27-Oct-10	1-Jan-28	BRL	320.0	10.25%
Total (“Globals”)					39,649.0

Bonds (EUROS)
2014 Euro Bond (2021)	2.88%	3-Apr-14	1-Apr-21	EUR	1,162.0	2.88%
Total (“Euros”)					1,162.0

TOTAL (BONDS)					40,811.0

Commercial Banks
Import Financing Credits with Guarantee of Foreign Governments	Variable	29-Dec-05	29-Jun-21	USD	82.2	4.66%
Import Financing Credits without Guarantee of Foreign Governments	7.33%	16-May-02	1-Apr-20	USD	0.1	7.33%

Import Financing Credits without Guarantee of Foreign Governments	5.50%	8-Nov-10	1-Jun-25	EUR	709.8	5.50%
Import Financing Credits without Guarantee of Foreign Governments	5.50%	21-Oct-10	1-Jun-27	EUR	375.3	5.50%
Import Financing Credits without Guarantee of Foreign Governments	5.10%	16-Nov-10	1-Dec-24	EUR	139.3	5.10%
Loans	Variable	1-Sep-00	1-Dec-19	GBP	0.2	4.64%
Loans	Variable	1-Sep-00	1-Apr-35	GBP	0.1	4.64%
Total (Commercial Banks)					1,307.0

Others
Import Financing Credits without Guarantee of Foreign Governments	Variable	15-Apr-97	1-May-27	USD	5.8	8.42%
Total (Others)					5.8

Total			Total Amount		43,297.9

Note: Numbers may not total due to rounding.

(1)	Excludes debt incurred by the Central Bank.
(2)	In the case of multiple tranches, issue date refers to the first date of issuance of the security.
(3)	In the case of variable rates, the interest rate refers to the last coupon paid.
(4)	Currencies other than U.S. dollars translated into U.S. dollars by the exchange rate (selling) as of December 31, 2019.

Source: Central Bank

Table No. 38

External Debt Guaranteed by the Federal Government(1)

In Millions of U.S. Dollars

					Principal Amount
Type	Interest	Issue Date	Final Maturity	Currencies	Amount Disbursed	Outstanding as of Dec 31, 2019
I. To Public Entities
Multilateral Organizations
World Bank	Various	Various	Various	Various	18,576	15,685
Inter-American Development Bank (IDB)	Various	Various	Various	Various	20,980	14,746
International Monetary Fund (IMF)	Various	Various	Various	SDR	3,992	3,992
Others	Various	Various	Various	Various	2,226	1,515
Total (Multilateral Organizations)						35,938

Foreign Governments
Import Financing Credits	Various	Various	Various	Various	239	81
Original Loans	Various	Various	Various	Various	3,213	1,949
Total (Foreign Governments)						2,030

Commercial Banks
Import Financing Credits without Guarantee of Foreign Governments	Various	Various	Various	Various	295	71
Loans	Various	Various	Various	Various	1,221	624
Total (Commercial Banks)						694

Total for Public Entities						38,662

II. To Private Companies
Loans (2)	Various	Various	Various	Various	0	0

III. Intercompany Loans
	Various	Various	Various	Various	0	0
Total for Private Entities						0

Total for Public and Private Entities						38,662

Note: Numbers may not total due to rounding.

(1)	Currencies other than U.S. Dollars are translated into U.S. Dollars with reference to the exchange rate (sell side) on December 31, 2019.
(2)	Includes privatized companies.

Source: Central Bank

Table No. 39

Internal Securities Debt of the Republic

In Millions of U.S. Dollars(1)

Name	Index(1)	Interest Rate	Issuance Date	Final Maturity	Outstanding as of Dec 31, 2019
National Treasury Letters (NTL)	Fixed	— (2)	Various (Apr 2013–Jul 2016)	Various (Jan 2017–Jul 2023)	$220,366
National Treasury Notes (NTN)
A Series	US$	6.00%	(Dec 1997)	(Apr 2024)	$3,681
B Series	IPCA	6.00%	Various (Mar 2002–Nov 2015)	Various (May 2017-May 2055)	$270,128
C Series	IGP-M	6% and 12%	Various (Jan 2001–May 2002)	Various (Jul 2017–Jan 2031)	$26,578
F Series	Fixed	10%	Various (Jan 2007–Jan 2016)	Various (Jan 2017–Jan 2027)	$117,568
I Series	US$	0% and 12%	Various (Nov 2000–Fev 2001)	Various (Jan 2017–Jul 2037)	$580
P Series	TR	6.00%	Various (Apr 2002–Jan 2014)	Various (Apr 2017–Jan 2030)	$79
					$0

Financial Treasury Letters (FTL)	Overnight	—	Various (Mar 2009–Jul 2016)	Various (Mar 2017–Sep 2022)	$266,479
					$0

National Treasury Certificate (CTN)	IGP-M	12%	Various (May 1998–Aug 2004)	Various (May 2018–Aug 2024)	$5,264

Financial Treasury Certificate (CFT)
A Series	IGP-DI	6% and 12%	Various (Sep 1998–Apr 2000)	Various (Jan 2017–Sep 2028)	$294
B Series	TR	6.00%	Various (Jan 1997–Jan 2006)	Various (Jan 2027–Jan 2036)	$15
D Series	US$	0% and 6%	(Jul 2000)	May 2031	$362
E Series	IGP-M	Various	Various (Dec 2000–Jan 2016)	Various (Jan 2017–Jan 2046)	$1,682

Securitized Credits	IGP-DI	Various	Various (Jun 1998–Aug 1998)	(Jan 2016–Jan 2023)	$120
	TR	Various	Jan 1997–Jun 1998	Various (Jan 2017–Jan 2027)	$2,455

Public Debt Certificate (CDP)	TR	Various	(Mar 1998-Mar 2002)	Various (Mar 2028- Mar 2032)	$0
Agrarian Debt Securities (TDA)	TR	Various	Various	Various(Jan 2017 – Nov 2032)	$681

Total					$916,331

Note: Numbers may not total due to rounding.

(1)	Exchange rate (sell side) on December 31, 2019
(2)	Securities indexed to each indicated rate/index:

Overnight = Central Bank’s overnight rate

IGPM = General Price Index (market based)

IPCA = Broad National Consumer Price Index

IGP-DI = General Price Index-Domestic Supply

Fixed = Pre-fixed interest rates

US$ = U.S. Dollar exchange rate

TR = Index based on average daily rate of certificates of deposit issued by certain major Brazilian banks

(3)	On a monthly basis.
(4)	Zero-coupon securities issued at a discount.

Source: National Treasury